   As filed with the Securities and Exchange Commission on December 21, 2000
                                                           Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------
                                GBC BANCORP, INC.
                 (Name of Small Business Issuer in Its charter)

                                      6712
                          (Primary Standard Industrial
                           Classification Code Number)

                 Georgia                                165 Nash Street                                58-2265327
(State or jurisdiction of incorporation or        Lawrenceville, Georgia 30045           (I.R.S. Employer Identification Number)
              organization)                    (Address, and telephone number of
                                                 principal executive offices and
                                                  principal place of business)

                                 --------------
                            Steven S. Dunlevie, Esq.
                      Womble Carlyle Sandridge & Rice, PLLC
                            3500 One Atlantic Center
                           1201 West Peachtree Street
                             Atlanta, Georgia 30309
                                 (404) 872-7000

          (Name, address, and telephone number of agent for service)

                                 WITH A COPY TO:
                           Elizabeth O. Derrick, Esq.
                      Womble Carlyle Sandridge & Rice, PLLC
                            3500 One Atlantic Center
                           1201 West Peachtree Street
                             Atlanta, Georgia 30309
                                 (404) 888-7433
                                 --------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                                 --------------
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _____________.

                         Calculation of Registration Fee

============================================================================================================
   Title of Each                                                           Proposed
Class of Securities       Dollar Amount        Proposed Maximum       Maximum Aggregate        Amount of
 To Be Registered       To Be Registered    Offering Price Per Unit     Offering Price      Registration Fee

   Common Stock            $10,000,000              $ 14.50              $10,000,000            $2,640
============================================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS


                              UP TO 689,655 SHARES


                                GBC BANCORP, INC.

                                  COMMON STOCK

         GBC Bancorp, Inc. is selling a minimum of 344,827 shares and a maximum of 689,655 shares.

                                ----------------

                                                       Underwriters'       Proceeds to
                                    Offering Price       Discounts      GBC Bancorp, Inc.
                                    --------------     -------------    -----------------
Per share ...............            $     14.50            $0            $     14.50
Minimum offering ........            $ 5,000,000            $0            $ 5,000,000
Maximum offering ........            $10,000,000            $0            $10,000,000

                                ----------------

              INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                ----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                             , 2001
                             ----------------

TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................................................................    2
RISK FACTORS......................................................................................................    4
THE OFFERING......................................................................................................    9
USE OF PROCEEDS..................................................................................................    10
CAPITALIZATION...................................................................................................    11
DIVIDEND POLICY..................................................................................................    11
DILUTION.........................................................................................................    11
SELECTED CONSOLIDATED FINANCIAL DATA INFORMATION.................................................................    13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................    15
BUSINESS.........................................................................................................    33
MANAGEMENT.......................................................................................................    43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................    49
DESCRIPTION OF CAPITAL STOCK.....................................................................................    51
LEGAL MATTERS....................................................................................................    56
EXPERTS..........................................................................................................    56
WHERE YOU CAN FIND ADDITIONAL INFORMATION........................................................................    56
INDEX TO FINANCIAL STATEMENTS....................................................................................   F-1

                               PROSPECTUS SUMMARY

         The summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

GBC BANCORP, INC.

         We are a holding company for Gwinnett Banking Company, a Georgia bank.

GWINNETT BANKING COMPANY

         We are a Georgia bank that is owned by GBC Bancorp.

MARKET AND COMPETITION

         We believe that Gwinnett County has a very active and competitive banking market. Based on the Federal Deposit Insurance Corporation Summary of Deposits as of June 30, 1999, there were 26 commercial banks, three thrift institutions and four credit unions that operate 150 offices in Gwinnett County. We believe that our personalized service enables us to compete favorably with larger financial institutions in our target market of small to medium-sized businesses.

LENDING POLICY

         Our lending business consists principally of making loans to small- and medium-sized businesses and to their owners, officers and employees, loans to independent single-family residential contractors, loans that are guaranteed by the Small Business Administration and loans to individual consumers. Our loan portfolio consists of approximately 38.43% single-family residential construction loans, 50.80% commercial loans, 9.61% consumer and 1.16% Small Business Administration loans.

DEPOSITS

         Our primary sources of deposits are residents of and businesses located in Gwinnett County and to a lesser extent Cobb County, DeKalb County and Fulton County. Our deposit mix at September 30, 2000 consists of approximately 13.61% non interest-bearing demand deposits, 10.66% interest-bearing demand and money market deposits, 8.49% savings deposits, 32.45% time deposits of $100,000 or more and 34.79% other time deposits.

         We are located at 165 Nash Street, Lawrenceville, Georgia 30045, our telephone number is (770) 995-0000 and our Web site address is www.gwinnettbanking.com. GBC Bancorp was incorporated in Georgia in 1996 and Gwinnett Banking Company received its Georgia banking charter in 1997. Information on our Web site does not constitute part of this prospectus and you should rely only on information contained in this prospectus in deciding whether to invest in our common stock.

                                  THE OFFERING

Common stock offered......................................     A minimum of 344,827 shares.
                                                               A maximum of 689,655 shares.

Common stock outstanding after this offering..............     Up to 1,641,235 shares.

Use of proceeds...........................................     We intend to use the net proceeds of this offering
                                                               for general corporate purposes, including working
                                                               capital.  See "Use of Proceeds" (page 10).

         The number of shares that will be outstanding after the offering is based on the actual number of shares outstanding as of September 30, 2000. It excludes options to purchase 103,500 shares of common stock outstanding as of September 30, 2000, at an exercise price of $10.00 per share.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe" and "expect" and similar expressions identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover and we have no obligation to update publicly or revise any of these forward-looking statements.

         These and other statements, which are not historical facts, are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among other things, the risks and uncertainties described in "Risk Factors" (page 4).

                             -----------------------

         In this prospectus, we use the terms "GBC Bancorp," "we," "us" and "our" to refer to GBC Bancorp, Inc., a Georgia corporation and its wholly owned subsidiary, Gwinnett Banking Company, a Georgia bank.

                                  RISK FACTORS

         An investment in our common stock involves a significant degree of risk. In determining whether to make an investment, you should consider carefully all of the information set forth in this prospectus and, in particular, the following factors. The shares of our common stock we are offering are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

THE MARKETS FOR OUR SERVICES ARE HIGHLY COMPETITIVE AND WE FACE SUBSTANTIAL COMPETITION.

         The banking business is highly competitive. We will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms soliciting business from residents of Gwinnett County, Georgia, many of which have greater resources than we have. Many of our competitors enjoy competitive advantages including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. Increased competitive pressures could be one effect of the recently adopted Gramm-Leach-Bliley Act described below under "Business-Supervision and Regulation." This competition could result in a decrease in loans we originate and could negatively affect our results of operations.

         In attracting deposits, we compete with insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely on-line, are increasingly utilizing the Internet as a means of attracting deposits without geographic or physical limitations. In addition, many nonbank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates than we offer, which could result in either our attracting fewer deposits or in our being required to increase our rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could affect adversely our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

CHANGES IN INTEREST RATES COULD HAVE AN ADVERSE EFFECT ON OUR INCOME.

         Our profitability depends to a large extent upon our net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. Changes in interest rates also can affect the value of our loans. An increase in interest rates could adversely affect borrowers' ability to pay the principal or interest on our loans. This may lead to an increase in our nonperforming assets and could have a material and negative effect on our results of operations.

         Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material and negative effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATIONS, INCLUDING NEW LEGISLATION, THAT AFFECT OUR OPERATIONS AND MAY RESULT IN HIGHER OPERATING COSTS OR INCREASED COMPETITION FOR US.

         Our success will depend not only on competitive factors, but also on state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting us may change at any time, and such changes may adversely affect our business.

         We are subject to extensive regulation by the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. These agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve new branches, acquisitions or other changes of control. Our ability to establish new branches or to make acquisitions is conditioned upon the receipt of required regulatory approvals from the applicable regulators.

         We believe that changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit us and our bank, others will increase our costs of doing business and could assist our competitors, which are not subject to similar regulation.

         The Gramm-Leach-Bliley Act became effective on March 11, 2000. This major banking legislation now permits affiliation among depository institutions and entities whose activities are considered financial in nature. Activities that are expressly considered financial in nature include securities and insurance underwriting and agency, investment management and merchant banking. With certain exceptions, this act similarly expanded the authorized activities of subsidiaries of national banks and, indirectly through the provisions of state law, Georgia banks. In general, these expanded powers are reserved to bank holding companies and banks where all depository institutions affiliated with them are well capitalized and well managed based on applicable banking regulation. The act clarifies state regulation of insurance products sold by depository institutions, imposes rules on data privacy and repeals some of the exemptions enjoyed by banks under federal securities laws relating to the offering of securities and the licensing of broker-dealers and investment advisors. This act will be the subject of extensive rulemaking by federal banking regulators and others. Although the effects of this legislation will only begin to be understood over the next several years and cannot presently be predicted with any certainty, it may accelerate trends toward larger financial services companies offering a wider range of products and services. Firms of this type may have increased resources and market power that may adversely affect our ability to compete effectively.

BECAUSE A SIGNIFICANT PORTION OF OUR LOAN PORTFOLIO IS SECURED BY REAL ESTATE, ANY NEGATIVE CONDITIONS AFFECTING REAL ESTATE MAY HARM OUR BUSINESS.

         A significant portion of our loan portfolio consists of commercial loans that are secured by various types of real estate as collateral, as well as real estate loans on commercial properties. Because these loans rely on real estate as collateral, either totally in the case of real estate loans or partially in the case of commercial loans secured by real estate, they are sensitive to economic conditions and interest rates. Real estate lending also presents additional credit related risks, including a borrower's inability to pay and deterioration in the value of real estate held as collateral.

WE HAVE A SIGNIFICANT AMOUNT OF CONSTRUCTION LOANS. THESE LOANS ARE SUBJECT TO ADDITIONAL RISKS UNIQUE TO THE BUILDING INDUSTRY THAT COULD NEGATIVELY AFFECT OUR NET INCOME.

         Historically, our loan portfolio has included a concentration of construction loans consisting of one-to-four family residential construction loans, commercial construction loans and land loans for residential and commercial development. At September 30, 2000, 38.43% of our total loan portfolio was in construction loans. Approximately 27.70% of these loans were for properties that were not pre-sold or for land loans. Conditions in the construction-lending sector have been favorably affected by the same factors affecting real estate loans generally. These favorable conditions may not continue. In addition to the risk of nonpayment by borrowers, construction lending poses additional risks in that:

         -        land values may decline;

         - developers or builders may fail to complete or develop projects;

         -        municipalities may place moratoriums on building;

         -        developers may fail to sell the improved real estate;

         -        there may be construction delays and cost overruns;

         -        insufficient collateral may exist; or

         -        permanent financing may not be obtained in a timely manner.

         Any of these conditions could negatively affect our net income and our financial condition.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT ADEQUATE TO COVER ACTUAL LOSSES, OUR NET INCOME MAY DECREASE.

         We are exposed to the risk that our customers will be unable to repay their loans in a timely fashion and that any collateral securing the payment of loans may not be sufficient to assure repayment. Borrowers' inability to repay their loans could erode our bank's earnings and capital. We maintain an allowance for loan losses to cover loan defaults. We base our allowance for loan losses on various assumptions and judgments regarding the collectibility of loans, including our prior experience with loan losses, as well as an evaluation of the risks in our loan portfolio. We maintain this allowance at a level we consider adequate to absorb anticipated losses. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control.

         Actual losses may exceed our estimates and we may have to increase the allowance for loan losses. This would cause us to increase our provision for loan losses, which would decrease our net income. Further, state and federal regulatory agencies, as an integral part of their examination process, review our loans and our allowance for loan losses. Regulators, when reviewing our loan portfolio, may require us to increase our allowance for loan losses, which would negatively affect our net income.

IF ECONOMIC CONDITIONS IN GWINNETT COUNTY DETERIORATE, OUR BUSINESS MAY BE NEGATIVELY AFFECTED.

         Our success depends on the general economic conditions of the markets we serve. Our operations are concentrated in Gwinnett County, Georgia, and to a lesser extent in Cobb, DeKalb and Fulton Counties, Georgia. If economic conditions in Gwinnett County are unfavorable or deteriorate, we could experience an increase in the number of borrowers that are unable to repay their loans on a timely basis. This could lead to higher rates of loss and loan payment delinquencies. These factors could have a negative effect on our business, financial condition and results of operations.

LOSING KEY PERSONNEL WILL NEGATIVELY AFFECT US.

         Competition for personnel is stronger in the banking industry than many other industries, and we may not be able to attract or retain the personnel we require to compete successfully. We currently depend heavily on the services of our Chairman and Chief Executive Officer, Larry D. Key, and a number of other members of our senior management team. Losing Mr. Key's services or those of other members of senior management could affect us in a material and adverse way. Our success will also depend on attracting and retaining additional qualified management personnel.

THERE IS NO ESTABLISHED TRADING MARKET FOR OUR COMMON STOCK.

         There is no public trading market for the shares of our common stock, and we do not anticipate that a market for our common stock will develop as a result of this offering. As a result, investors who may wish or need to dispose of all or a part of their investment in our common stock may not be able to do so except by private direct negotiations with third parties, assuming that third parties are willing to purchase our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

         We have never declared or paid, and we do not currently intend to declare or pay, cash dividends on our common stock because we expect to apply any earnings to developing and expanding our business. In addition, our ability to pay dividends is subject to regulatory limitations.

WE ARE STILL A YOUNG COMPANY WITH A LIMITED OPERATING HISTORY.

         We opened for business only three years ago. Although we have grown very rapidly, we have a relatively short operating history. We may not continue to perform as well as we have in the past, and we may continue to be unprofitable.

WE ENCOUNTER TECHNOLOGICAL CHANGE CONTINUALLY, AND WE HAVE FEWER RESOURCES THAN MANY OF OUR COMPETITORS TO INVEST IN TECHNOLOGICAL IMPROVEMENTS.

         The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address our customers' needs by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we have. We may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers.

SALES OF COMMON STOCK BY EXISTING SHAREHOLDERS COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         Sales of a significant number of shares of our common stock following this offering, or the perception that the sales could occur, could adversely affect the market price of our common stock. The shares offered by this prospectus will be freely tradable without restriction, except for any shares that are purchased by our affiliates.

                                  THE OFFERING

MINIMUM AND MAXIMUM OFFERING

         We will offer a minimum of 344,827 shares of common stock and a maximum of 689,655 shares of common stock. We have established a minimum investment of 500 shares.

SUBSCRIPTION

         As indicated below under "How to Subscribe," upon execution and delivery of a subscription agreement for shares of the common stock, subscribers will be required to deliver to GBC Bancorp a check in the amount of $14.50 times the number of shares subscribed for. All subscriptions will be binding and irrevocable until the expiration date.

ESCROW

         Subscription proceeds will be deposited in an escrow account with Gwinnett Banking Company, our escrow agent, pending completion of this offering. Subscription proceeds held in the escrow account will be invested in a separate account designated as "GBC Bancorp, Inc. Escrow Account."

COMPANY DISCRETION

         We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date. Without limiting the generality of the foregoing, we also reserve the right to accept subscriptions on a prorated basis if we receive subscriptions for more than 344,827 shares. We will notify all subscribers within five business days after the expiration date whether their subscriptions have been accepted. With respect to any subscriptions that we do not accept in whole or in part, the notification will be accompanied by the unaccepted portion of the subscription funds, without interest.

TERMINATION

         We reserve the right to terminate the offering on __________ 2001 or at any time after 344,827 shares have been subscribed for.

RELEASE FROM ESCROW

         When at least 344,827 shares have been sold, we intend to instruct the escrow agent to release to us the amount of subscription proceeds relating to subscriptions or portions of subscriptions we have accepted, together with any interest earned on those amounts. We will issue shares of our common stock to subscribers once the subscription proceeds have been released from escrow. Any subscription proceeds we receive after the above conditions are met but before termination of this offering will not be deposited in the escrow account, and will be available for our immediate use, to the extent we accept the subscription.

PLAN OF DISTRIBUTION

         Offers and sales of the common stock will be made on our behalf primarily by our officers and directors. Our officers and directors will not receive any commissions or other remuneration in connection with these activities, but they will be reimbursed for their reasonable expenses incurred in the offering.

HOW TO SUBSCRIBE

         Each prospective investor who, together with the investor's affiliates, desires to purchase 500 or more shares must:

         1. Complete, date and execute the Subscription Agreement that is attached as Exhibit "A" to this prospectus.

         2. Make a check payable to "Gwinnett Banking Company--Escrow Account for GBC Bancorp, Inc." in an amount equal to $14.50 multiplied by the number of shares subscribed for.

         3.       Return the completed Subscription Agreement as follows:

                  By hand, U.S. Mail or overnight delivery to:

                  GBC Bancorp, Inc.
                  165 Nash Street
                  Lawrenceville, Georgia  30045
                  Attention:  Larry D. Key, President

         4. On our receipt of payment for the shares subscribed for, the Subscription Agreement will become final, binding and irrevocable.

                                 USE OF PROCEEDS

         We will use the proceeds from the sale of shares of the common stock offered by this prospectus to pay expenses of this offering and for working capital.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2000, and pro forma capitalization as of completion of the offering, assuming that 344,827 shares and 689,655 shares of the common stock are sold and the proceeds from the sale are invested as described under "Use of Proceeds".

                                                                                                   AFTER THE
                                                                                      ---------------------------------
                                                                   AT SEPTEMBER 30,      MINIMUM
                                                                        2000             OFFERING      MAXIMUM OFFERING
                                                                   ----------------   ------------     ----------------
Total debt ...................................................      $         0       $          0       $          0

Shareholders' equity

Common stock, $1.00 par value, 3,000,000 shares authorized
    (951,580 shares issued and outstanding) ..................      $   951,580       $  1,296,407       $  1,641,235

Additional paid-in capital (1) ...............................        8,540,327         13,115,492         17,770,670

Accumulated deficit ..........................................         (262,529)          (262,529)          (262,529)

Accumulated other comprehensive loss .........................         (156,524)          (156,524)          (156,524)
                                                                    -----------       ------------       ------------
Total shareholders' equity ...................................      $ 9,072,854       $ 13,992,846       $ 18,992,852
                                                                    ===========       ============       ============

-------------------
(1) Proceeds reduced by estimated offering expenses of $80,000.


                                 DIVIDEND POLICY

         It is our policy not to pay dividends until Gwinnett Banking Company is currently and cumulatively profitable. As a result, we have no current plans to initiate the payment of cash dividends.

                                    DILUTION

         If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma book value per share of our common stock after this offering. Pro forma book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma book value per share of common stock immediately after completion of this offering.

         Our book value as of September 30, 2000, was approximately $9.1 million, or $9.54 per share of common stock. After giving effect to our sale of the 689,655 shares of common stock offered by this prospectus at a public offering price of $14.50 per share and after deducting estimated offering expenses, our adjusted book value as of September 30, 2000, would have been approximately $19.0 million or $11.57 per share and an immediate dilution to new investors of $2.93 per share. The following table illustrates the per share dilution to new investors:

        Assumed public offering price per share............................                            $14.50
        Book value per share...............................................               $9.54
        Increase per share attributable to this offering...................                2.03
                                                                                          -----
        Book value per share after the offering............................                             11.57
                                                                                                       ------
        Dilution per share to new investors in this offering...............                            $ 2.93
                                                                                                       ======

         The foregoing discussion and tables assume no exercise of any stock options outstanding as of September 30, 2000. The foregoing discussion and tables exclude options to purchase 103,500 shares of common stock outstanding as of September 30, 2000 at an exercise price of $10.00 per share. To the extent that any of these shares are issued, there will be further dilution to new investors.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following summary presents our selected consolidated financial data as of, and for the years ended, December 31, 1999, 1998, 1997 and 1996. We have derived that financial data from our audited consolidated financial statements. The following summary also presents our selected consolidated financial data as of, and for the nine months ended September 30, 2000 and 1999. We have derived that financial data from our unaudited consolidated quarterly financial statements that, in our opinion, include all adjustments (consisting of only normal, recurring adjustments) considered necessary for a fair presentation. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes. The summary selected consolidated financial data for the nine months ended September 30, 2000 is not necessarily indicative of our operating results for the entire year.

                                            AS OF AND FOR THE NINE
                                                 MONTHS ENDED
                                                 SEPTEMBER 30,             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------    ---------------------------------------------------
                                              2000          1999       1999          1998           1997             1996
                                            -------       --------    -----         -----           ----             ----
                                                 (UNAUDITED)
                                                      (DOLLARS AND NUMBERS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT SUMMARY:
Net interest income ...................       3,202       2,203       3,111         1,848            145               (7)
Provision for loan losses .............         376         188         309           344             29               --
Noninterest income ....................         213         136         177            86             33               --
Noninterest expense ...................       2,312       1,812       2,534         2,098            837               --
Income before taxes ...................         727         339         445          (508)          (688)            (239)
Income tax expense ....................          --          --          --            --             --               --
Net income ............................         727         339         445          (508)          (688)            (239)

COMMON SHARE SUMMARY:
Diluted earnings (losses) per share ...      $  .76      $  .36      $  .47       $  (.53)       $ (4.26)      $(2,981.73)
Book value per share ..................        9.54        8.62        8.66          8.48           9.00        (2,971.73)
Weighted average diluted shares
   outstanding ........................         952         950         950           950            161               80

PERIOD-END BALANCE SHEET SUMMARY:
Assets ................................      94,511      53,061      62,332        33,325         12,850              149
Loans, net of allowance for loan
  losses...............................      64,954      35,814      43,612        24,067          1,842               --
Investment securities, at fair value ..       8,890       6,906       6,837         4,009              0               --
Noninterest-bearing deposits ..........      11,540       7,582       7,311         5,312          1,066               --
Total deposits ........................      84,778      44,657      53,784        25,008          4,272               --
Shareholders' equity ..................       9,073       8,192       8,244         8,054          8,550             (238)

CAPITAL RATIOS:
Total risk-based capital ratio ........       14.13       22.67       19.28%        32.50%        201.41%              --
Tier 1 risk-based capital ratio .......       12.88       21.42       18.03%        31.25%        200.72%              --
Tier 1 leverage ratio .................       10.29       17.23       14.98%        25.77%        109.11%              --
Shareholders' equity to assets ........        9.60       15.44       13.23%        24.17%         66.54%              --

         The following summary presents our selected consolidated asset quality data and selected financial ratios as of, and for the years ended, December 31, 1999, 1998, 1997 and 1996. The following summary also presents our selected consolidated asset quality data and selected financial ratios as of, and for the nine months ended, September 30, 2000 and 1999. We have derived that data from our unaudited consolidated quarterly financial statements that, in our opinion, include all adjustments (consisting of only normal, recurring adjustments) considered necessary for a fair presentation. The summary selected consolidated asset quality data and selected financial ratios should be read in conjunction with our consolidated financial statements and the related notes. The summary selected consolidated financial asset quality data and selected financial ratios for the nine months ended September 30, 2000 are not necessarily indicative of our operating results for the entire year.

                                             AS OF AND FOR THE NINE
                                                  MONTHS ENDED
                                                  SEPTEMBER 30,           AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                             ----------------------    ----------------------------------------------
                                               2000          1999       1999          1998           1997        1996
                                             -------       --------    -----         -----           ----        ----
                                                 (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS)
SELECTED ASSET QUALITY DATA:
Loans past due 90 days or more and
   still accruing interest.............           0           0           0             0              0          --
Nonaccrual loans ......................           0           0           4             0              0          --

Total nonperforming loans .............           0           0           4             0              0          --
Other real estate owned and other
   foreclosed assets ..................          42           0           0             0              0          --


Total nonperforming assets ............          42           0           4             0              0          --
Allowance for loan losses .............         998         553         674           373             29          --

SELECTED FINANCIAL RATIOS:
Return on average assets(1) ...........        1.08        1.08         .98         (2.01)         (5.12)         --
Return on average shareholders'
   equity(1) ..........................       11.29        5.59        5.48         (6.12)         (6.61)         --
Efficiency ratio(1) ...................        3.12        5.34        5.18          7.98          35.27          --
Net interest margin(1) ................        6.01        7.36        7.21          7.76           5.74(2)       --
Allowance for loan losses as a
   percentage of:
   total loans ........................        1.51        1.52        1.52          1.52           1.53          --
   total nonperforming loans ..........          --          --      16,850            --             --          --
Nonperforming loans to total loans ....          --          --         .01            --             --          --
Nonperforming assets to total
   assets .............................         .04          --         .01            --             --          --
Net charge-offs (recoveries) to
   average loans(1) ...................         .10         .03         .02            --             --          --

---------------
(1)      Annualized for the nine months ended September 30, 2000 and 1999.

(2) For period from October 31, 1997 (date of commencement of operations) to December 31, 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following is a discussion of our financial condition and the financial condition of our bank subsidiary, Gwinnett Banking Company, at September 30, 2000 and 1999; and December 31, 1999 and 1998 and the results of operations for the nine months ended September 30, 2000 and 1999; and the years ended December 31, 1999 and December 31, 1998. The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis.

FORWARD-LOOKING STATEMENTS

         We may from time to time make written or oral forward-looking statements, including statements contained in this prospectus. Statements made in this prospectus, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including governmental monetary and fiscal policies, deposit levels, loan demand, loan collateral values, securities portfolio values, interest rate risk management; the effects of competition in the banking business from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds and other financial institutions operating in our market area and elsewhere, including institutions operating through the Internet, changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions, failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans and other factors. We caution that such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, us.

NINE MONTH PERIODS ENDED SEPTEMBER 30, 2000 AND 1999

         Liquidity and Capital Resources

         As of September 30, 2000, our liquidity ratio, as determined under guidelines established by regulatory authorities, was satisfactory. We consider our liquidity to be adequate to meet operating and loan funding requirements. Our liquidity ratio (i.e. cash, short-term assets and marketable assets divided by deposits) was approximately 32%. As we continue to grow, we will continue to monitor liquidity and make adjustments as deemed necessary.

         At September 30, 2000, our capital ratios and those of the Bank were adequate based on regulatory minimum capital requirements. The minimum capital requirements and our actual capital ratios and those of the Bank are as follows:

                                                                   ACTUAL
                                                          --------------------------         ------------
                                                                            GWINNETT          REGULATORY
                                                            GBC             BANKING             MINIMUM
                                                          BANCORP           COMPANY           REQUIREMENT
                                                          -------           --------          -----------
                  Leverage capital ratios                  10.29%             9.97%              4.00%
                  Risk-based capital ratios:
                           Core capital                    12.88             12.48               4.00
                           Total capital                   14.13             13.73               8.00

         As we continue to grow and the loan portfolio increases, the capital ratios will decrease to levels closer to, but still in excess of regulatory minimum requirements.

         At September 30, 2000, we had loan commitments outstanding of $24.9 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions. At September 30, 2000, the Bank has arrangements with three commercial banks for additional short-term advances of $6,750,000.

         Financial Condition

         The following is a summary of our balance sheets for the periods indicated:

                                          DECEMBER 31,
                          SEPTEMBER 30,   ------------
                               2000            1999         INCREASE (DECREASE)
                          -------------   ------------    ----------------------
                             (DOLLARS IN THOUSANDS)        AMOUNT        PERCENT
                                                          --------       -------
Cash and due from banks      $   338         $ 3,193      $ (2,855)      (89.41)%
Federal funds sold            18,020           6,660        11,370       170.98
Securities                     8,890           6,837         2,053        30.03
Loans, net                    64,954          43,612        21,342        48.94
Equipment                        466             491           (25)       (5.09)
Other assets                   1,843           1,549           294        18.98
                             -------         -------      --------
                             $94,511         $62,332      $ 32,179        51.63
                             =======        ========      ========

Deposits                     $84,778         $53,784      $ 30,994        57.63%
Other liabilities                660             304           356       117.11
Shareholders' equity           9,073           8,244           829        10.06
                             -------         -------      --------
                             $94,511         $62,332      $ 32,179        51.63
                             =======         =======      ========

         As indicated in the above table, our total assets grew at a rate of 51.63% during the first nine months of 2000. Deposit growth of $30,994,000 and reduced levels of cash were invested in loans, securities, and Federal funds sold. Our loan to deposit ratio has decreased from 82.34% at December 31, 1999 to 77.79% at September 30, 2000, indicating that deposit growth associated with higher rates paid on deposits has outpaced the loan demand in our primary market area of Gwinnett County, Georgia. Shareholders' equity has increased by $829,000 due to net income of $727,000 and decreased unrealized losses on securities available-for-sale of $102,000.

         We have received approval from regulatory authorities to open branch banking facilities in Alpharetta, Georgia. We expect to begin branch operations by January 31, 2001. We have entered into a five year lease agreement to lease the facilities at a monthly cost of approximately $9,100. We anticipate expending approximately $500,000 for leasehold improvements and other equipment.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

         The following is a summary of our operations for the periods indicated.

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                         ------------------
                                          2000        1999       INCREASE (DECREASE)
                                         ------      ------      -------------------
                                       (DOLLARS IN THOUSANDS)    AMOUNT      PERCENT
                                                                 ------      -------
     Interest income ..............      $5,719      $3,182      $2,537       79.74%
     Interest expense .............       2,517         979       1,538      157.19
                                         ------      ------      ------
     Net interest income ..........       3,202       2,203         999       45.33
     Provision for loan losses ....         376         188         188      100.22
     Other income .................         213         136          77       56.70
     Other expense ................       2,312       1,812         500       27.58
                                         ------      ------      ------
     Net income ...................      $  727      $  339      $  388      114.44%
                                         ======      ======      ======

         Our net interest income increased by $999,000 for the first nine months of 2000 as compared to the same period in 1999. Our net interest margin decreased to 6.01% during the first nine months of 2000 as compared to 7.36% for the first nine months of 1999 and 7.21% for the entire year of 1999. The increase in the net interest income is due primarily to the increased volume of average loans and related loan fees. The decrease in the net interest margin is due to the increase of securities and Federal funds sold as components of total interest-earning assets which yield less than loans, coupled with the increase in rates paid on deposits. The average rate paid on deposits was 5.74% for the first nine months of 2000 as compared to 4.82% for the first nine months of 1999 and 4.96% for the entire year of 1999.

         The provision for loan losses increased by $188,000 for the first nine months of 2000 as compared to the same period in 1999. The increase is due to a combination of increased net charge-offs of $44,000 and overall loan growth, as well as inherent risk in the loan portfolio. We do not believe the increases in net charge-offs indicate any significant negative trend in the overall credit quality of the loan portfolio. Our allowance for loan losses as a percentage of total loans amounted to 1.51% at September 30, 2000 as compared to 1.52% at December 31, 1999. The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a continuing review of loan loss experience, current economic conditions which may affect the borrower's ability to repay and the underlying collateral value.

         Information with respect to nonaccrual, past due and restructured loans is as follows:

                                                                                              SEPTEMBER 30,
                                                                                          ----------------------
                                                                                            2000          1999
                                                                                          --------      --------
                                                                                          (DOLLARS IN THOUSANDS)

Nonaccrual loans ....................................................................        $  0        $  0
Loans contractually past due ninety days or more as to interest or principal
    payments and still accruing .....................................................           0           0
Restructured loans ..................................................................           0           0
Loans, now current about which there are serious doubts as to the ability of the
    borrower to comply with loan repayment terms ....................................           0           0
Interest income that would have been recorded on nonaccrual and restructured
    loans under original terms ......................................................           2           0
Interest income that was recorded on nonaccrual and restructured loans ..............           0           0

         It is the policy of the Bank to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than 90 days past due, unless the loan is both well-secured and in the process of collection.

         Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

         Information regarding certain loans and allowance for loan loss data is as follows:

                                                                                                NINE MONTHS ENDED
                                                                                             ------------------------
                                                                                                  SEPTEMBER 30,
                                                                                             ------------------------
                                                                                               2000            1999
                                                                                             --------        --------
                                                                                              (DOLLARS IN THOUSANDS)

Average amount of loans outstanding .................................................        $ 53,739        $ 31,126
                                                                                             ========        ========
Balance of allowance for loan losses at beginning of period .........................        $    674        $    373
                                                                                             --------        --------
Loans charged off
       Commercial and financial .....................................................        $     42        $      0
       Real estate construction .....................................................              10               0
       Installment ..................................................................               0               0
       Other ........................................................................               0               8
                                                                                             --------        --------
                                                                                                   52               8
                                                                                             --------        --------
Loans recovered
       Commercial and financial .....................................................               0               0
       Real estate construction .....................................................               0               0
       Installment ..................................................................               0               0
                                                                                             --------        --------
                                                                                                    0               0
                                                                                             --------        --------
Net charge-offs .....................................................................              52               8
                                                                                             --------        --------
Additions to allowance charged to operating expense during period ...................             376             188
                                                                                             --------        --------
Balance of allowance for loan losses at end of period ...............................        $    998        $    553
                                                                                             ========        ========
Ratio of net loans charged off during the period to average loans outstanding .......             .10%            .03%
                                                                                             ========        ========



         Other income increased by $77,000 for the first nine months of 2000 as compared to the same period in 1999, due to increased service charges on deposit accounts associated with the overall deposit growth and other miscellaneous fees.

         Other expenses increased by $500,000 for the first nine months of 2000 as compared to the same period in 1999. Salaries and employee benefits have increased by $322,000 during this period due to an increase in the number of full time equivalent employees to 26 as of September 30, 2000 from 23 as of September 30, 1999 and to normal salary increases. Equipment and occupancy expenses have increased by $99,000 during this period due to increased building lease expense, equipment depreciation, and service contracts. Other operating expenses have increased by $79,000 during this period due to our overall growth.

         We have recorded no provision for income taxes due to cumulative net operating losses.

         We are not aware of any known trends, events or uncertainties, other than the effect of events as described above, that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. We are also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

FINANCIAL CONDITION AT DECEMBER 31, 1999 AND 1998

         Following is a summary of our balance sheets for the years indicated:

                                            DECEMBER 31,
                                      ------------------------
                                        1999            1998
                                      --------        --------
                                       (DOLLARS IN THOUSANDS)

Cash and due from banks ......        $  3,193        $  1,600
Federal funds sold ...........           6,650           2,740
Securities ...................           6,837           4,009
Loans, net ...................          43,612          24,067
Premises and equipment .......             491             612
Other assets .................           1,549             297
                                      --------        --------

                                      $ 62,332        $ 33,325
                                      ========        ========

Total deposits ...............        $ 53,784        $ 25,008
Other liabilities ............             304             263
Shareholders' equity .........           8,244           8,054
                                      --------        --------

                                      $ 62,332        $ 33,325
                                      ========        ========

         As of December 31, 1999, we had total assets of $62.3 million, almost doubling its asset size as of December 31, 1998. Total interest-earning assets were $57.1 million at December 31, 1999 or 91.60% of total assets as compared to 92.47% at December 31, 1998. Our primary interest-earning assets at December 31, 1999 were loans, which made up 76.38% of total interest-earning assets as compared to 78.10% at December 31, 1998. Our loan to deposit ratio was 81.09% at December 31, 1999 as compared to 97.73% at December 31, 1998. Deposit growth of $28.8 million has been used primarily to fund loan growth of $19.5 million.

         Our investment portfolio, consisting of U.S. Agency securities, amounted to $6.8 million at December 31, 1999. Unrealized losses on securities amounted to $259,000 at December 31, 1999. Management has not specifically identified any securities for sale in future periods which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

         We have 70% of our loan portfolio collateralized by real estate located in our primary market area of Gwinnett County and surrounding counties. Our real estate construction portfolio consists of loans collateralized by loans to build one- to four-family residential properties. We generally require that loans collateralized by real estate not exceed 80%-85% of the collateral value.

         The remaining 30% of our loan portfolio consists of commercial, consumer, and other loans. We require collateral commensurate with the repayment ability and creditworthiness of the borrower.

         The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing. Currently, real estate values and employment trends in our market area are stable with no indications of a significant downturn in the general economy.

         We attempt to reduce these economic and credit risks not only by adherence to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower's financial position. Also, we establish and periodically review our lending policies and procedures as well as having independent loan review. State banking regulations limit exposure by prohibiting secured loan relationships that exceed 25% of the Bank's statutory capital and unsecured loan relationships that exceed 15% of the Bank's statutory capital.

LIQUIDITY AND CAPITAL RESOURCES

         The purpose of liquidity management is to ensure that there are sufficient cash flows to satisfy demands for credit, deposit withdrawals, and our other needs. Traditional sources of liquidity include asset maturities and growth in core deposits. A company may achieve its desired liquidity objectives from the management of assets and liabilities and through funds provided by operations. Funds invested in short-term marketable instruments and the continuous maturing of other earning assets are sources of liquidity from the asset perspective. The liability base provides sources of liquidity through deposit growth, the maturity structure of liabilities, and accessibility to market sources of funds.

         Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit flows fluctuate significantly, being influenced by interest rates and general economic conditions and competition. We attempt to price our deposits to meet our asset/liability objectives consistent with local market conditions.

         The liquidity and capital resources of the Bank are monitored on a periodic basis by State and Federal regulatory authorities. As determined under guidelines established by those regulatory authorities and internal policy, the Bank's liquidity was considered satisfactory.

         At December 31, 1999, we had loan commitments outstanding of $22.4 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. If needed, the Bank has the ability on a short-term basis to borrow and purchase Federal funds from other financial institutions. As of December 31, 1999, the Bank had arrangements with three commercial banks for additional short-term advances of $4,500,000.

         At December 31, 1999, our capital ratios and those of the Bank were considered adequate based on regulatory minimum capital requirements. Our shareholders' equity increased due to net income in 1999 of $445,000 and the exercise of stock options of $13,500. Our shareholders' equity decreased due to unrealized losses on securities available-for-sale of $270,000. For regulatory purposes, the net unrealized losses on securities available-for-sale are excluded in the computation of the capital ratios.

         In the future, our primary source of funds will be the payment of dividends by our subsidiary Bank, Gwinnett Banking Company. Banking regulations limit the amount of the dividends that may be paid without prior approval of the Bank's regulatory agency. Currently, no dividends can be paid by the Gwinnett Banking Company to us without regulatory approval.

         The minimum capital requirements to be considered well capitalized under prompt corrective action provisions and the actual capital ratios for GBC Bancorp and Gwinnett Banking Company as of December 31, 1999 are as follows:

                                                    ACTUAL
                                     -------------------------------------
                                                   GWINNETT
                                                   BANKING     REGULATORY
                                     GBC BANCORP   COMPANY    REQUIREMENTS
                                     -----------   ------     ------------

Leverage capital ratio .......         14.98%        14.43%         5.00%
Risk-based capital ratios:
     Core capital ............         18.03         17.37          6.00
     Total capital ...........         19.28         18.63         10.00

         At December 31, 1999, we had no material commitments for capital expenditures.

         These ratios should decline as asset growth continues, but will still remain in excess of the regulatory minimum requirements. Anticipated future earnings will assist in keeping these ratios at satisfactory levels.

         We believe that our liquidity and capital resources are adequate and will meet our foreseeable short and long-term needs. We anticipate that we will have sufficient funds available to meet current loan commitments and to fund or refinance, on a timely basis, our other material commitments and liabilities.

         We are not aware of any known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on our liquidity, capital resources or operations. We are also not aware of any current recommendations by the regulatory authorities which, if they were implemented, would have such an effect.

EFFECTS OF INFLATION

         The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

         Following is a summary of our operations for the years indicated.

                                      YEARS ENDED DECEMBER 31,
                                      ------------------------
                                        1999            1998
                                      --------        --------
                                       (DOLLARS IN THOUSANDS)

Interest income ....................  $  4,615        $  2,484
Interest expense ...................     1,504             636
Net interest income ................     3,111           1,848
Provision for loan losses ..........       309             344
Other income .......................       177              86
Other expenses .....................     2,534           2,098
Pretax income (loss) ...............       445            (508)
Income taxes .......................        --              --
Net income (loss) ..................       445            (508)

NET INTEREST INCOME

         Our results of operations are determined by our ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Since interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income is dependent upon our ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets.

         The net yield on average interest-earning assets was 7.21% in 1999 as compared to 7.76% in 1998. Average loans increased by $19.8 million which accounted for the majority of the increase in total average interest-earning assets. Average interest-bearing liabilities increased by $17.6 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets increased to 10.70% in 1999 from 10.43% in 1998. The rate paid on average interest-bearing liabilities was 4.96% in 1999 and 4.98% in 1998.

         The net yield on average interest-earning assets was 7.76% in 1998 as compared to 5.74% in 1997. Average loans increased by $13.5 million which accounted for the majority of a $21.7 million increase in total average interest-earning assets. Average interest-bearing liabilities increased by $12.5 million with average interest-bearing demand and time deposits accounting for the vast majority of this increase. The rate earned on average interest-earning assets increased to 10.43% in 1998 from 6.18% in 1997. The rate paid on average interest-bearing liabilities was 4.98% in 1998 and 3.49% in 1997.

PROVISION FOR LOAN LOSSES

         The provision for loan losses was $309,000 in 1999 as compared to $344,000 in 1998. The amounts provided were due primarily to the growth of the portfolio. Based upon management's evaluation of the loan portfolio, management believes the reserve for loan losses to be adequate to absorb possible losses on existing loans that may become uncollectible. This evaluation considers past due and classified loans, underlying collateral values, and current economic conditions which may affect the borrower's ability to repay. As of December 31, 1999, we had nonaccrual loans of $4,000. There were no nonaccrual or impaired loans at December 31, 1998. The allowance for loan losses as a percentage of total loans at December 31, 1999 and 1998 was 1.52%. Actual loan charge-offs were $8,000 during 1999.

OTHER INCOME

         Other income consists of service charges on deposit accounts, mortgage loan origination fees, and other miscellaneous revenue and fees. Other income increased to $177,000 in 1999 from $86,000 in 1998. This increase is due primarily to an increase in service charges on deposit accounts of $41,000 and an increase in mortgage loan origination fees of $23,000.

         Other income was $86,000 in 1998 as compared to $33,000 in 1997. The increases were due to our being open for an entire year versus only two months in 1997.

OTHER EXPENSES

         Other expenses were $2,534,000 in 1999 as compared to $2,098,000 in 1998, an increase of $436,000. Salaries and employee benefits increased by $237,000 due to an increase in the number of full time employees from 21 to 23 and normal salary increases. Equipment and occupancy expenses increased by $267,000 due primarily to increased equipment depreciation of $114,000 and increased building lease expense of $120,000. We lease our building from a partnership formed by our organizing group, and we occupied the building for the entire year of 1999 as opposed to six months in 1998. Other operating expenses decreased by $67,000 due primarily to a $100,000 increase in data processing costs, communication costs, and other taxes, being offset by a decrease of $167,000 related to the write-off of organization costs.

         Other expenses were $2,098,000 in 1998 as compared to $836,000 in 1997. The increases over 1997 ($519,000 for salaries and employee benefits, $243,000 for equipment and occupancy, and $333,000 for other operating expenses) were due primarily to our being open for an entire year versus only two months in 1997. We also adopted SOP 98-5 which required the write-off of $167,000 of organization costs.

INCOME TAX

         We have reported no income tax expense for 1999 and 1998 due to accumulated net operating losses.

ASSET/LIABILITY MANAGEMENT

         It is our objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships, and corporations.

         Our asset/liability mix is monitored on a regular basis with a report reflecting the interest rate-sensitive assets and interest rate-sensitive liabilities being prepared and presented to the Board of Directors of the Bank on a monthly basis. The objective of this policy is to monitor interest rate-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

         A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

         Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

         At December 31, 1999, our cumulative one year interest rate-sensitivity gap ratio was 110%. Our targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-earning assets will reprice during this period at a rate faster than our interest-bearing liabilities.

         The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 1999, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact, reprice at different times within such period and at different rates.

                                                                   AFTER THREE      AFTER ONE
                                                      WITHIN        MONTHS BUT       YEAR BUT
                                                      THREE         WITHIN ONE        WITHIN        AFTER FIVE
                                                      MONTHS           YEAR         FIVE YEARS        YEARS           TOTAL
                                                     --------      -----------      ----------      ----------       --------

Interest-earning assets:
     Federal funds sold............................. $  6,650        $     --        $     --        $     --        $  6,650
     Securities.....................................       --              --           3,931           2,906           6,837
     Loans..........................................   33,370           5,121           4,645           1,150          44,286
                                                     --------        --------        --------        --------        --------
                                                       40,020           5,121           8,576           4,056          57,773
                                                     ========        ========        ========        ========        ========
Interest-bearing liabilities:
     Interest-bearing demand deposits...............    9,150              --              --              --           9,150
     Savings........................................    3,010              --              --              --           3,010
     Certificates, less than $100,000...............    3,640           8,487           2,666              --          14,793
     Certificates, $100,000 and over................    5,042          11,750           2,638              --          19,430
                                                     --------        --------        --------        --------        --------
                                                       20,842          20,237           5,304              --          46,383
                                                     ========        ========        ========        ========        ========

Interest rate sensitivity gap....................... $ 19,178        $(15,116)       $  3,272        $  4,056        $ 11,390
Cumulative interest rate sensitivity gap............ $ 19,178        $  4,062        $  7,334        $ 11,390
Interest rate sensitivity gap ratio.................     1.92             .25            1.62              --
Cumulative interest rate sensitivity gap ratio......     1.92            1.10            1.16            1.25

SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

         The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and shareholders' equity, the interest rates experienced by us ; our investment portfolio; our loan portfolio, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and reserves for loan losses; types of deposits and the return on equity and assets.

DISTRIBUTION OF ASSETS, LIABILITIES, AND SHAREHOLDERS' EQUITY: INTEREST RATES AND INTEREST DIFFERENTIALS

AVERAGE BALANCES

         The condensed average balance sheet for the years indicated is presented below. (1)

                                                     YEARS ENDED DECEMBER 31,
                                                     ------------------------
                                                       1999            1998
                                                     --------        --------
                                                      (DOLLARS IN THOUSANDS)

                   ASSETS

Cash and due from banks ...........................  $  1,841        $  1,041
Taxable securities ................................     5,502           3,323
Securities valuation account ......................      (109)              3
Federal funds sold ................................     4,063           6,762
Loans(2) ..........................................    33,561          13,744
Allowance for loan losses .........................      (502)           (194)
Other assets ......................................     1,145             535
                                                     --------        --------
                                                     $ 45,501        $ 25,214
                                                     ========        ========

                                                     $ 43,126        $ 23,829
Total interest-earning assets......................  ========        ========


    LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
     Noninterest-bearing demand ...................  $  6,824        $  4,031
     Interest-bearing demand ......................     7,568           4,581
     Savings ......................................     3,706           1,847
     Time .........................................    19,071           6,351
                                                     --------        --------
         Total deposits ...........................  $ 37,169        $ 16,810

     Other liabilities ............................       218             111
         Total liabilities ........................    37,387          16,921
     Shareholders' equity .........................     8,114           8,293
                                                     --------        --------

                                                     $ 45,501        $ 25,214
                                                     ========        ========

Total interest-bearing liabilities ................  $ 30,345        $ 12,779
                                                     ========        ========

---------------

(1) For each category, average balances were determined using the daily average balances during the year for 1999 and 1998.
(2) The average balance of nonaccrual loans included in average loans for 1999 was less than $1,000. There were no nonaccrual loans included in average loans for 1998.

INTEREST INCOME AND INTEREST EXPENSE

         The following tables set forth the amount of our interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

                                                                           YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                                       1999                         1998
                                                              ---------------------        ---------------------
                                                                            AVERAGE                      AVERAGE
                                                              INTEREST        RATE         INTEREST        RATE
                                                              --------      -------        --------      -------
                                                                             (DOLLARS IN THOUSANDS)

INTEREST INCOME:
     Interest and fees on loans(1) ....................        $4,066         12.12%        $1,908         13.89%
     Interest on taxable securities ...................           338          6.14            206          6.20
     Interest on Federal funds sold ...................           211          5.19            370          5.47
                                                               ------                       ------

     Total interest income ............................        $4,615         10.70         $2,484         10.43

INTEREST EXPENSE:
     Interest on interest-bearing demand deposits .....        $  277          3.67         $  171          3.74%
     Interest on savings deposits .....................           177          4.77             92          5.00
     Interest on time deposits ........................         1,050          5.51            373          5.87
                                                               ------                       ------

     Total interest expense ...........................        $1,504          4.96         $  636          4.98
                                                               ======                       ======

NET INTEREST INCOME ...................................        $3,111                       $1,848
     Net interest spread ..............................                        5.74%                        5.45%
     Net yield on average interest-earning assets .....                        7.21%                        7.76%

---------------
(1) Interest and fees on loans includes $889,000 and $571,000 of loan fee income for the years ended December 31, 1999 and 1998, respectively. There was no interest income recognized on nonaccrual loans during 1999 or 1998.

RATE AND VOLUME ANALYSIS

         The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

                                                                      YEARS ENDED DECEMBER 31,
                                                               --------------------------------------
                                                                     1999                1998
                                                               -----------------   ------------------
                                                                         CHANGES DUE TO:
                                                                                             INCREASE
                                                                RATE          VOLUME        (DECREASE)
                                                               ------        --------       ----------
                                                                      (DOLLARS IN THOUSANDS)

Increase (decrease) in:
     Income from interest-earning assets:
     Interest and fees on loans .......................        $ (272)       $  2,430        $  2,158
     Interest on taxable securities ...................            (2)            134             132
     Interest on Federal funds sold ...................           (18)           (141)           (159)
                                                               ------        --------        --------
         Total interest income ........................          (292)          2,423           2,131
                                                               ------        --------        --------

     Expense from interest-bearing liabilities:
     Interest on interest-bearing demand deposits .....            (3)            109             106
     Interest on savings deposits .....................            (4)             89              85
     Interest on time deposits ........................           (25)            702             677
                                                               ------        --------        --------
         Total interest expense .......................           (32)            900             868
                                                               ------        --------        --------

         Net interest income ..........................        $ (260)       $  1,523        $  1,263
                                                               ======        ========        ========

INVESTMENT PORTFOLIO

         TYPES OF INVESTMENTS

         The carrying amounts of securities at the dates indicated, which are all classified as available-for-sale, are summarized as follows:

                                    YEARS ENDED DECEMBER 31,
                                    ------------------------
                                      1999            1998
                                    --------        --------
                                     (DOLLARS IN THOUSANDS)

U.S. Government agencies .....       $6,837          $4,009

         MATURITIES

         The amounts of securities in each category as of December 31, 1999 are shown in the following table according to contractual maturity classifications
(1) one year or less, (2) after one year through five years, (3) after five years through ten years and (4) after ten years.

                                                                     AFTER ONE YEAR              AFTER FIVE YEARS
                                       ONE YEAR OR LESS            THROUGH FIVE YEARS           THROUGH TEN YEARS
                                     ---------------------       ----------------------       ----------------------
                                     YIELD(1)       AMOUNT       YIELD(1)        AMOUNT       YIELD(1)        AMOUNT
                                     --------       ------       --------        ------       --------        ------

U.S. Government Agencies .....        $   --        $   --          5.88%        $3,931          7.10%        $2,906

                                        AFTER TEN YEARS                   TOTAL
                                     ---------------------       ----------------------       ----------------------
                                     YIELD(1)       AMOUNT       YIELD(1)        AMOUNT
                                     --------       ------       --------        ------       --------        ------

U.S. Government Agencies .....        $   --        $   --          6.40%        $6,837          7.10%        $2,906

---------------
(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

LOAN PORTFOLIO

         TYPES OF LOANS

         The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                     YEARS ENDED DECEMBER 31,
                                                     ------------------------
                                                       1999            1998
                                                     --------        --------
                                                      (DOLLARS IN THOUSANDS)

Commercial ..................................        $  8,662        $  7,275
Construction loans secured by real estate ...          22,850          13,307
Commercial loans secured by real estate .....           8,237           1,496
Consumer installment loans and other ........           4,537           2,362
                                                     --------        --------
                                                       44,286          24,440
Less allowance for loan loses ...............            (674)           (373)
                                                     --------        --------
     Net Loans ..............................        $ 43,612        $ 24,067
                                                     ========        ========

         MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

         Total loans as of December 31, 1999 are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one year through five years, and (3) after five years.

                                                 (DOLLARS IN THOUSANDS)

Commercial
     One year or less .......................           $ 11,084
     After one year through five years ......              4,429
     After five years .......................              1,386
                                                        --------
                                                          16,899
                                                        --------
Construction
     One year or less .......................             22,517
     After one year through five years ......                321
     After five years .......................                 12
                                                        --------
                                                          22,850
                                                        --------
Other
     One year or less .......................              3,846
     After one year through five years ......                682
     After five years .......................                  9
                                                        --------
                                                           4,537
                                                        --------
                                                          44,286
                                                        ========

         The following table summarizes loans at December 31, 1999 with the due dates after one year which have predetermined and floating or adjustable interest rates.

                                                 (DOLLARS IN THOUSANDS)

Predetermined interest rates ................           $  4,705
Floating or adjustable interest rates .......              2,134
                                                        --------
                                                        $  6,839
                                                        ========

         RISK ELEMENTS

         Information with respect to nonaccrual, past due, and restructured loans at December 31, 1999 and 1998 is as follows:

                                                                                               DECEMBER 31,
                                                                                          ----------------------
                                                                                            1999          1998
                                                                                          --------      --------
                                                                                          (DOLLARS IN THOUSANDS)

Nonaccrual loans ....................................................................       $  4         $  0
Loans contractually past due ninety days or more as to interest or principal
     payments and still accruing ....................................................          0            0
Restructured loans ..................................................................          0            0
Loans, now current about which there are serious doubts as to the ability of the
     borrower to comply with loan repayment terms ...................................         52            0
Interest income that would have been recorded on nonaccrual and restructured
     loans under original terms .....................................................          1            0
Interest income that was recorded on nonaccrual and restructured loans ..............          0            0

         It is the policy of the Bank to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection.

         Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes average loan balances for the year determined using the daily average balances during the period of banking operations; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.

                                                                                         DECEMBER 31,
                                                                                   ------------------------
                                                                                     1999            1998
                                                                                   --------        --------
                                                                                    (DOLLARS IN THOUSANDS)

Average amount of loans outstanding .......................................        $ 33,561        $ 13,744
                                                                                   ========        ========
Balance of allowance for loan losses at beginning of year .................        $    373        $     29
                                                                                   --------        --------
Loans charged off
     Commercial and financial .............................................               8              --
     Real estate ..........................................................              --              --
     Installment ..........................................................              --              --
                                                                                   --------        --------
                                                                                          8              --
                                                                                   --------        --------
Loans recovered
     Commercial and financial .............................................              --              --
     Real estate mortgage .................................................              --              --
     Installment ..........................................................              --              --
                                                                                   --------        --------
     Net charge-offs ......................................................               8              --
                                                                                   --------        --------

     Additions to allowance charged to operating expense during year ......             309             344
                                                                                   --------        --------

     Balance of allowance for loan losses at end of year ..................        $    674        $    373
                                                                                   ========        ========

     Ratio of net loans charged off during the year to average loans
         outstanding ......................................................        $    .02        $     --%
                                                                                   ========        ========

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Management's evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower's ability to pay and the underlying collateral value of the loans.

         As of December 31, 1999 and 1998, management had made no allocations of its allowance for loan losses to specific categories of loans. Based on management's best estimate, the allocation of the allowance for loan losses to types of loans, as of the indicated dates, is as follows:

                                                    DECEMBER 31, 1999 PERCENT OF   DECEMBER 31, 1998 PERCENT OF
                                                       LOANS IN EACH CATEGORY        LOANS IN EACH CATEGORY
                                                    ----------------------------   ----------------------------
                                                                    TO TOTAL                       TO TOTAL
                                                      AMOUNT          LOANS           AMOUNT         LOANS
                                                    ----------     ----------      -----------  ---------------
                                                                      (DOLLARS IN THOUSANDS)

Commercial .......................................      $128            19%           $ 56            30%
Construction loans secured by real estate ........       351            52             243            54
Commercial loans secured by real estate ..........       128            19              37             6
Consumer installment loans and other .............        67            10              37            10
                                                        ----          ----            ----          ----
                                                        $674           100%           $373           100%
                                                        ====          ====            ====          ====

DEPOSITS

         Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits, savings deposits, and time deposits is presented below. (1)

                                                                   YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------------------
                                                              1999                          1998
                                                     -----------------------       -----------------------
                                                      AMOUNT         PERCENT        AMOUNT         PERCENT
                                                     --------        -------       --------        -------
                                                                     (DOLLARS IN THOUSANDS)

Noninterest-bearing demand deposits .........        $  6,824            --%       $  4,031            --%
Interest-bearing demand deposits ............           7,568          3.67           4,581          3.74
Savings deposits ............................           3,706          4.77           1,847          5.00
Time deposits ...............................          19,071          5.51           6,351          5.87
                                                     --------                      --------
                                                     $ 37,169                      $ 16,810
                                                     ========                      ========

(1)      Average balances were determined using the daily average balances.

         The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1999 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                                  (DOLLARS IN THOUSANDS)

Three months or less ........................            $  5,143
Over three months through six months ........               6,696
Over six months through twelve months .......               5,054
Over twelve months ..........................               2,638
                                                         --------

         Total ..............................            $ 19,531
                                                         ========

RETURN ON ASSETS AND SHAREHOLDERS' EQUITY

         The following rate of return information for the years indicated is presented below.

                                                DECEMBER 31,
                                            --------------------
                                             1999          1998
                                            ------        ------

Return on assets (1) ..............           .98%        (2.01)%
Return on equity (2) ..............          5.48%        (6.12)%
Dividend payout ratio (3) .........            --            --
Equity to assets ratio (4) ........         17.83%        32.89%


---------------
(1)      Net income (loss) divided by average total assets.
(2)      Net income (loss) divided by average equity.
(3)      Dividends declared per share of common stock divided by net income
         (loss) per share.
(4)      Average common equity divided by average total assets.

                                    BUSINESS

GBC BANCORP

         We were organized in August 1996 as a Georgia corporation for the purpose of acquiring all of the common stock of Gwinnett Banking Company, a Georgia bank which opened for business in October, 1997. We are a bank holding company within the meaning of the Bank Holding Company Act of 1956, and the Georgia Bank Holding Company Act.

         We were organized to facilitate the Bank's ability to serve its customers' requirements for financial services. The holding company structure provides flexibility for expansion of our banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws. We have no present plans to acquire any operating subsidiaries other than the Bank. It is expected, however, that we may make additional acquisitions in the future if such acquisitions are deemed to be in the best interest of our shareholders. Any acquisitions will be subject to certain regulatory approvals and requirements.

GWINNETT BANKING COMPANY

         The Bank is a full service commercial bank located at 165 Nash Street, Lawrenceville, Gwinnett County, Georgia. The Bank's primary service area is Gwinnett County, Georgia. The Bank, however, also serves the adjacent counties, or parts thereof, of Cobb, DeKalb and Fulton. The principal business of the Bank is to accept deposits from the public and to make loans and other investments. The principal source of funds for the Bank's loans and investments are demand, time, savings, and other deposits (including negotiable orders of withdrawal or NOW accounts), amortization and prepayments of loans and borrowings. The principal sources of income for the Bank are interest and fees collected on loans, interest and dividends collected on other investments and service charges. The principal expenses of the Bank are interest paid on savings and other deposits (including NOW accounts), interest paid on other borrowings by the Bank, employee compensation, office expenses and other overhead expenses.

INDUSTRY AND COMPETITION

         We believe that Gwinnett County has a very active and competitive banking market. The largest financial institutions serving Gwinnett County are Bank of America, Wachovia Bank, N.A., SunTrust Bank, Atlanta, First Union National Bank, and SouthTrust Bank, N.A. The largest Gwinnett County based banks are The Brand Banking Company, Lawrenceville; Peoples Bank & Trust, Buford; and First Capital Bank, Norcross. Based on the Federal Deposit Insurance Corporation Summary of Deposits as of June 30, 1998, there are 26 commercial banks, two thrift institutions and three credit unions that operate 139 offices in Gwinnett County. There are approximately 16 financial institutions that have offices in the immediate vicinity of the main office of the Bank.

EMPLOYEES

         The Bank has 26 full-time employees and one part time employee. GBC Bancorp does not have any employees who are not also employees of the Bank.

SUPERVISION AND REGULATION

         GENERAL

         We are subject to state and federal banking laws and regulations that impose specific requirements or restrictions and provide for general regulatory oversight over virtually all aspects of our operations. These laws and regulations generally are intended to protect depositors, not shareholders. This discussion is only a summary of various statutory and regulatory provisions. This summary is qualified by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on our business and prospects.

         Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, numerous additional regulatory requirements have been placed on the banking industry during the past ten years. On November 12, 1999, the President signed into law a financial services modernization act which effectively repealed the anti-affiliation provisions of the 1933 Glass-Steagall Act and the 1956 Bank Holding Company Act. Legislative changes and the policies of various regulatory authorities may affect our operations. We are unable to predict the nature or the extent of the effect on our business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

         THE COMPANY

         GBC Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance under the Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. We are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve, and the Georgia Bank Holding Company Act and the regulations of the Georgia Department of Banking and Finance.

         The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         - it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

         - it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

         - it may merge or consolidate with any other bank holding company.

         The Bank Holding Company Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve will not approve a transaction the effect of which may be substantially to lessen competition or to tend to create a monopoly, or that in any other manner would be in restraint of trade. However, such transactions mat be approved in the event the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the communities to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues generally focuses on the parties' performance under the Community Reinvestment Act of 1977.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates interstate branching and permits the establishment of agency relationships across state lines. The Interstate Banking Act also permits bank holding companies to acquire banks in any state without regard to whether the transaction is prohibited under the laws of such state, subject to certain state provisions, including minimum age requirements of banks that are the target of the acquisition. The minimum age of local banks subject to interstate acquisition is limited to a maximum of five years.

         In response to the Interstate Banking Act, the Georgia General Assembly adopted the Georgia Interstate Banking Act, which provides that:

         - interstate acquisitions by institutions located in Georgia will be permitted in states which also allow interstate acquisitions, and

         - interstate acquisitions of institutions located in Georgia will be permitted by institutions located in states which allow interstate acquisitions.

         Additionally, in 1996, the Georgia General Assembly adopted the Georgia Interstate Branching Act which permits Georgia-based banks and bank holding companies owning banks outside of Georgia and all non-Georgia banks and bank holding companies owning banks in Georgia the right to merge any bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branches on an unlimited basis throughout Georgia, subject to the prior approval of the Georgia Department of Banking and Finance.

         Except as amended by the Gramm-Leach-Bliley Act of 1999 discussed below, the Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries. Bank holding companies are also generally prohibited from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Activities determined by the Federal Reserve to fall within this category include acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling certain types of credit insurance, and performing certain insurance underwriting activities. The BHC Act does not place territorial limitations on permissible non-banking activities of bank holding companies. The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any non-banking activity when it has reasonable cause to believe that continuation of such activity constitutes a serious risk to the safety and soundness of any bank subsidiary of that bank holding company.

         THE BANK

         Gwinnett Banking Company is incorporated under the laws of the State of Georgia and is subject to examination by the Georgia Department of Banking and Finance. The Georgia Department regulates all areas of the Bank's commercial banking operations, including, without limitation, loans, deposits, reserves, mergers, reorganizations, issuance of securities, payment of dividends, and the establishment of branches.

         The Bank is also a member of the Federal Deposit Insurance Corporation, and as such, the FDIC, to the maximum extent provided by law, insures its deposits. The Bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations. The FDIC and the Georgia Department regularly examine the operations of the Bank and have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

         GRAMM-LEACH-BLILEY ACT OF 1999

         On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act of 1999, which breaks down many of the barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers. This new law provides financial organizations with the flexibility to structure new affiliations through a holding company structure or a financial subsidiary. As a result, the number an type of entities competing with us in our markets could increase. It is too early to determine what effect, if any, this new law will have on us.

         The Gramm-Leach-Bliley Act also covers various topics such as insurance, unitary thrifts, privacy protection provisions for customers of financial institutions, the Federal Home Loan Bank system's modernization, automatic teller machine reform, the Community Reinvestment Act and certain changes related to the securities industry.

         The legislation amends the Bank Holding Company Act to clarify that a bank holding company may hold shares of any company that the Federal Reserve has determined to be engaged in activities that were sufficiently closely related to banking. This act also amends the Bank Holding Company Act to establish a new type of bank holding company - the "financial holding company." Financial holding companies have the authority to engage in financial activities in which other bank holding companies may not engage. Financial holding companies may also affiliate with companies that are engaged in financial activities. These financial activities include activities that are:

         -        financial in nature;

         -        incidental to an activity that's financial in nature; or

         - complimentary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system in general.

The Federal Reserve and the Secretary of the Treasury may determine which activities meet these standards. However, the Gramm-Leach-Bliley Act explicitly lists certain activities as being financial in nature. For example, some of these activities are:

         -        lending, exchanging, transferring, investing for others, or

         -        safeguarding money or securities;

         - insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability, or death, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes in any state;

         -        providing financial, investment or economic advice;

         - issuing or selling interests in pools of assets that a bank could hold directly;

         -        underwriting, dealing in or making markets in securities; and

         - engaging within the United States in any activity that a bank holding company could engage in outside of the United States, if the Federal Reserve has found that the activity was usual in connection with banking or other financial operations internationally.

         The Gramm-Leach-Bliley Act also directs the Federal Reserve to adopt a regulation or order defining certain additional activities as financial in nature, to the extent that they are consistent with that act. These include:

         - lending, exchanging, transferring, investing for others or safeguarding financial assets other than money or securities;

         - providing any device or other instrumentality for transferring financial assets; and

         - arranging, effecting or facilitating financial transactions for third parties.

         Not all bank holding companies may become financial holding companies. A bank holding company must meet three requirements before becoming a financial holding company:

         - all of the bank holding company's depository institution subsidiaries must be well capitalized;

         - all of the bank holding company's depository institution subsidiaries must be well managed; and

         - the bank holding company must file with the Federal Reserve a declaration of its election to become a financial holding company, including a certification that its depository institution subsidiaries meet the prior two criteria.

With only a few exceptions, in order to exercise the powers granted to them under the Gramm-Leach-Bliley Act, a financial holding company or insured depository institution also must meet the Community Reinvestment Act's requirements. If any insured depository institution did not receive a Community Reinvestment Act rating of at least "satisfactory" at its most recent examination, the regulatory agencies are to prevent the insured depository institution or financial holding company from exercising the new powers, either directly or through a subsidiary.

         PAYMENT OF DIVIDENDS

         We are a legal entity separate and distinct from our banking subsidiary. Our principal source of cash flow, including cash flow to pay dividends to our shareholders, is dividends from the Bank. There are statutory and regulatory limitations on the payment of dividends by the Bank, as well as by us to our shareholders.

         If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         In addition, the Georgia Financial Institutions Code and the regulations of the Georgia Department of Banking and Finance provide:

         - that dividends of cash or property may be paid only out of the retained earnings of Gwinnett Banking Company;

         - that dividends may not be paid if the Banks' paid-in capital and retained earnings which are set aside for dividend payment and other distributions do not, in combination, equal at least 20% of the bank's capital stock; and

         - that dividends may not be paid without prior approval of the Georgia Department of Banking and Finance if:

                  - the bank's total classified assets exceed 80% of its equity capital;

                  - the aggregate amount of dividends to be declared exceeds 50% of the bank's net profits after taxes but before dividends for the previous calendar year; or

                  - the ratio of equity capital to total adjusted assets is less than 6%.

         Applying these dividend restrictions, and without prior approval of the Georgia Department of Banking and Finance, as of September 30, 2000, Gwinnett Banking Company could not pay dividends to us.

         Our ability to pay dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

         CAPITAL ADEQUACY

         We are required to comply with the capital adequacy standards established by the Federal Reserve, and the Federal Deposit Insurance Corporation in the case of the Bank. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal
Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid, low-risk assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The minimum guideline for the ratio of total capital to risk-weighted assets is 8.0%. At least half of total capital must be comprised of Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets. The remainder may consist of Tier 2 Capital, which is subordinated debt, other preferred stock and a limited amount of loan loss reserves. At September 30, 2000, GBC's total risk-based capital ratio and its Tier 1 risk-based capital ratio were 14.13% and 12.88% respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. GBC Bancorp's leverage ratio at September 30, 2000 was 10.29%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised GBC Bancorp's of any specific minimum leverage ratio or tangible Tier 1 leverage ratio applicable to it.

         The Bank is subject to risk-based and leverage capital requirements adopted by the Federal Deposit Insurance Corporation, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Gwinnett Banking Company was in compliance with applicable minimum capital requirements as of September 30, 2000. We have not been advised by any federal banking agency of any specific capital ratio requirement applicable to the Bank.

         Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the Federal Deposit Insurance Corporation, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the Federal Deposit Insurance Corporation have recently adopted regulations requiring regulators to consider interest rate risk in the evaluation of a bank's capital adequacy. The bank regulatory agencies have recently established a methodology for evaluating interest rate risk which sets forth guidelines for banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

         In addition to the capital standards imposed by federal banking regulators, the Georgia Department of Banking and Finance imposed a requirement for Gwinnett Banking Company to maintain a primary capital ratio of not less than 8.0% during the first three years of the Bank's operation. Following the expiration of this initial period, the Bank became subject to a 6.0% primary capital ratio. Such standard is calculated as the ratio of total equity to total assets, each as adjusted for unrealized gains and losses on securities and allowance for loan losses.

         SUPPORT OF SUBSIDIARY INSTITUTION

         Under Federal Reserve policy, we are expected to act as a source of financial strength for, and to commit resources to support, Gwinnett Banking Company. This support may be required at times when, absent such Federal Reserve policy, we may not be inclined to provide such support. In addition, any capital loans by a bank holding company to its banking subsidiary are subordinate in right of payment to deposits and to certain other indebtedness of such bank. In the event of a bank holding company's bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         PROMPT CORRECTIVE ACTION

         The Federal Deposit Insurance Corporation Improvement Act of 1991 was enacted in large measure to improve the supervision and examination of insured depository institutions in an effort to reduce the number of bank failures and the resulting demands on the deposit insurance system. This law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of such actions depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the regulations, a FDIC-insured bank will be:

         - "well capitalized" if it has a total capital ratio of 10.0% or greater, a tier 1 capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

         - "adequately capitalized" if it has a total capital ratio of 8.0% or greater, a tier 1 capital ratio of 4.0% or greater and a leverage ratio of 4.0% or greater (3.0% in certain circumstances) and is not "well capitalized";

         - "undercapitalized" if it has a total capital ratio of less than 8.0%, a tier 1 capital ratio of less than 4.0% or a leverage ratio of less than 4.0% (3.0% in certain circumstances);

         - "significantly undercapitalized" if it has a total capital ratio of less than 6.0%, a tier 1 capital ratio of less than 3.0% or a leverage ratio of less than 3.0%; and

         - "critically undercapitalized" if its tangible equity is equal to or less than 2.0% of average quarterly tangible assets.

         A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating in any one of four categories. As a depository institution moves downward through the capitalization categories, the degree of regulatory scrutiny will increase and the permitted activities of the institution will decrease.

         An FDIC-insured bank is generally prohibited from making any capital distribution, including dividend payments, or paying any management fee to its holding company if the bank would thereafter be "undercapitalized". "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank's capital. In addition, for a capital restoration plan to be acceptable, the bank's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent company is limited to the lesser of an amount equal to 5.0% of the bank's total assets at the time it became "undercapitalized" and the amount necessary to bring the institution into compliance with all applicable capital standards. If a bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized". "Significantly undercapitalized" institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.

         At September 30, 2000, Gwinnett Banking Company had the requisite capital levels to qualify as "well capitalized."

         FDIC INSURANCE ASSESSMENTS

         The Federal Deposit Insurance Corporation has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system assigns an institution to one of three capital categories: well capitalized, adequately capitalized, and undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on an evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the risk posed to the deposit insurance funds. An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. The combination of capital groups and supervisory subgroups results in nine assessment risk classifications to which different assessment rates are applied.

         The FDIC may terminate the insurance of the deposits of Gwinnett Banking Company upon a finding that the bank has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order, or condition the FDIC has imposed.

         SAFETY AND SOUNDNESS STANDARDS

         The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If an institution fails to submit or implement such a plan, the agency must issue an order directing action to correct the deficiency and may require other actions of the types to which an undercapitalized institution is subject under the "prompt corrective action" provisions described above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

         COMMUNITY REINVESTMENT ACT

         The Community Reinvestment Act requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. An institution's size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions will be examined using a performance-based lending, investment and service test. Small institutions will be examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

         Community Reinvestment Act regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution's Community Reinvestment Act performance and to review the institution's Community Reinvestment Act public file. Each lending institution must maintain for public inspection a public file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The Community Reinvestment Act requires public disclosure of a financial institution's written Community Reinvestment Act evaluations. This promotes enforcement of Community Reinvestment Act requirements by providing the public with the status of a particular institution's community reinvestment record.

         The recently enacted Gramm-Leach-Bliley Act makes various changes to the CRA. Among other changes, CRA agreements with private parties must be disclosed and annual CRA reports must be made to a bank's primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under this Act may be commenced by a holding company or by a if any of its bank subsidiaries received less than a "satisfactory" CRA rating in its latest CRA examination.

FACILITIES

         The Bank leases its offices located at 165 Nash Street, Lawrenceville, Gwinnett County, Georgia.

LEGAL PROCEEDINGS

         We are subject to claims and litigation in the ordinary course of business. We believe that any pending claims and litigation will not have a material adverse effect on our consolidated position.

                                   MANAGEMENT

         The following table sets forth for the current members of our Board of Directors and the Board of Directors of the Bank, our senior and executive officers and the senior executive officers of the Bank, their names, addresses and ages at December 21, 2000, and the positions they hold.

                      NAME                            AGE                        POSITION HELD
-----------------------------------------------       ---    ------------------------------------------------------
Larry D. Key....................................      55     President, Chief Executive Officer and Chairman of the
                                                             Company and the Bank
John T. Hopkins III.............................      59     Executive Vice President, Chief Financial Officer,
                                                             Secretary and Treasurer of the Company and the Bank
Michael A. Roy..................................      55     Executive Vice President and Chief Credit Officer of
                                                             the Bank
Paul C. Birkhead................................      55     Senior Vice President and Commercial Loan Officer of
                                                             the Bank
Michael L. Couch................................      45     Senior Vice President of the Bank
Jan Smith.......................................      49     Senior Vice President, Commercial Lending
Marcia N. Watkins...............................      54     Senior Vice President and Chief Operations Officer of
                                                             the Bank
James B. Ballard................................      56     Director of the Company and the Bank
Jerry M. Boles..................................      60     Director of the Company and the Bank
W. H. Britt.....................................      62     Director of the Company and the Bank
Richard F. Combs................................      53     Director of the Company and the Bank
William G. Hayes................................      62     Director of the Company and the Bank
Douglas A. Langley..............................      42     Director of the Company and the Bank
Norris J. Nash..................................      73     Director of the Company and the Bank
J. Joseph Powell................................      56     Director of the Company and the Bank
William S. Stanton, Jr..........................      45     Director of the Company and the Bank

BIOGRAPHIES

         JAMES B. BALLARD has been a member of our Board of Directors since 1996. Mr. Ballard was the Chief Executive Officer, founder and a member of the board of directors from 1972 until January 1996 of Spartan Constructors, Inc. Mr. Ballard currently serves as President and Chief Executive Officer of The Spartan Group, an industrial contractor serving the continental United States.

         PAUL C. BIRKHEAD has served as Senior Vice President and Commercial Loan Officer of the Bank since 1997. Mr. Birkhead was Executive Vice President and Senior Lending Officer of Commercial Bank of Georgia from 1988 when Commercial Bank opened until July 1995 when he resigned to participate in our organizing group. Mr. Birkhead was Group Vice President of Commercial Lending of Heritage Bank from 1984 until November 1987, when Heritage merged with Bank South, N.A. Mr. Birkhead was Vice President of Commercial Lending for Bank South, N.A. until he resigned in January 1988 to join the organizing group of Commercial Bank of Georgia.

         JERRY M. BOLES has been a member of our Board of Directors since 1996. Mr. Boles has been in the wholesale automotive after-market for 35 years. Mr. Boles is owner and President of Boles Parts

Supply, Inc., which was founded in 1964, with headquarters in Atlanta, Georgia and distribution warehouses in Oklahoma City, Oklahoma; Tappahannock, Virginia and Dahlonega, Georgia.

         W. H. BRITT has been a member of our Board of Directors since 1996. Mr. Britt has been an active businessman in the Gwinnett County area since 1975. He is the founder and owner of H & H Truck and Tractor, Inc., an equipment sales company, and W. H. Britt and Associates, Inc., a real estate brokerage and development company. Mr. Britt was an organizer of Gwinnett County Bank in 1972 and served as a director until 1987 when the bank was merged with Heritage Bank.

         RICHARD F. COMBS has been a member of our Board of Directors since 1997. Mr. Combs is the Founder and President of Pureflow Ultraviolet, Inc., a company specializing in ultraviolet disinfecting equipment, parts and services to industrial clients since 1978. Mr. Combs also serves on the board of directors of Added Communications of Georgia, Inc., a company that manufactures telephone communications equipment.

         MICHAEL L. COUCH has served as Senior Vice President of the Bank since February 1998. Prior to February 1998, Mr. Couch served as Senior Vice President of Construction Lending for Colonial Bank. Colonial Bank acquired Commercial Bank of Georgia in 1996. Mr. Couch served as Senior Vice President of Commercial Bank of Georgia from 1988 until the merger with Colonial Bank in 1996.

         WILLIAM G. HAYES has been a member of our Board of Directors since 1997. Mr. Hayes is President and Chairman of Hayes, James and Associates, an engineering and survey company based in Duluth, Georgia. Mr. Hayes was a director of the First National Bank of Gwinnett from 1984 to 1986.

         JOHN T. HOPKINS III has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of us and the Bank since 1996. Mr. Hopkins was the Chief Financial Officer and Executive Vice President of Commercial Bank of Georgia until he resigned in July 1996 to participate in our organizing group. Mr. Hopkins was Chief Financial Officer and Chief Operating Officer of Paragon Mortgage from 1993 to 1995. He was Chief Financial Officer of West Corp., which operated commercial, electrical and mechanical contracting companies, from 1989 to 1993. From 1985 to 1989, he was Internal Auditor and Chief Financial Officer of Heritage Bank and Corporate Accountant of Williams Service Group. Prior to 1985, Mr. Hopkins was a partner with H. H. Brunet and Company, Certified Public Accountants, specializing in the financial services industry.

         LARRY D. KEY has been President, Chief Executive Officer and Chairman of us and the Bank since 1996. Mr. Key was the Executive Vice President and Chief Lending Officer of Commercial Bank of Georgia from the merger of Commercial Bank of Georgia and Commercial Bank of Gwinnett in March 1995 until he resigned in July 1996 to participate in our organizing group and the Bank's organizing group. Mr. Key served as President and Chief Executive Officer of the former Commercial Bank of Georgia from 1994 until the merger. He served as Executive Vice President and Chief Credit Officer of the former Commercial Bank of Georgia from 1992 until 1994. Mr. Key was senior Vice President from the opening of the former Commercial Bank of Georgia in 1988 until 1992. He was Group Vice President and an advisory director of Heritage Bank from 1984 until 1987. Mr. Key managed Moores Building Center, Inc. in Dahlonega, Georgia from 1987 to 1988. Mr. Key served as a director of Commercial Bancorp of Georgia, Inc. and Commercial Bank of Georgia from their initial organization in 1988 until July 1996.

         DOUGLAS A. LANGLEY has been a member of our Board of Directors since 1997. Mr. Langley is the current managing partner of Ashworth and Associates, a CPA firm in Tucker and Lawrenceville, Georgia. He has been a member of the firm since 1977. Mr. Langley is also a shareholder of Gwinnett Financial Services, Inc. and is a licensed stock broker and holds insurance licenses.

         NORRIS J. NASH has been a member of our Board of Directors since 1996. Mr. Nash is the President of Metropolitan Land Development and Investment Corporation and Gwinnett-DeKalb, Inc. He has been a real estate developer since 1962. Mr. Nash has served as director of the former Gwinnett County Bank, and on the Advisory Board of Wachovia Bank of Georgia, N.A. Mr. Nash was a member of the House of Representatives for Gwinnett County, District 22, Post #1 from 1967 to 1969.

         J. JOSEPH POWELL has been a member of our Board of Directors since 1997. Mr. Powell has been President of Joe Powell and Associates, Inc. since 1971 representing Liebert Corporation, provider of mechanical equipment for computer operations.

         MICHAEL A. ROY has served as Executive Vice President and Chief Credit Officer of the Bank since 1997. He served as an Assistant Director and a Field Manager with the Office of Thrift Supervision in Atlanta, Georgia, from 1988 through 1997 when he resigned to join the Bank. Prior to that time, he was Vice President and Senior Lender at Capital-Union Savings, FA in Baton Rouge, Louisiana for three years and was Executive Vice President and Director at Citizens Savings and Loan Association in Baton Rouge, Louisiana for eight years.

         JAN SMITH has served as Senior Vice President, Commercial Lending of the Bank since March 2000. Prior to joining us, Mr. Smith was employed in the same capacity for 10 years at Colonial Bank, which purchased Commercial Bank of Georgia in 1996.

         WILLIAM S. STANTON, JR. has been a member of our Board of Directors since 1996. Mr. Stanton is President of Print Direction, Inc. and Atlanta Screen Print, Inc. Mr. Stanton has served as President of Print Direction since its inception in 1984 and Atlanta Screen Print since 1988. He was an Account Representative with Xerox Corporation from 1977 to 1981.

         MARCIA N. WATKINS has served as Senior Vice President and Chief Operations Officer of the Bank since 1996. She served as Senior Vice President and Chief Operations Officer of Commercial Bank of Georgia from its inception in February 1988 to June 1996. Ms. Watkins was one of the original seven employees involved in the opening of Gwinnett County Bank, a/k/a Heritage Bank, in February 1971. Ms. Watkins served as Senior Operations Officer of Heritage Trust from February 1986 to February 1988. Ms. Watkins held various positions with the Heritage Bank, including Vice President and Cashier between 1971 and 1986.

EXECUTIVE COMPENSATION

         The following table provides information with respect to the annual compensation for services in all capacities for 1997, 1998 and 1999 for our Chief Executive Officer. No other officer earned more than $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                          ANNUAL
                                                                                      COMPENSATION(1)
                                                                            ------------------------------------
                                                                                                      SECURITIES
                                                                                                      UNDERLYING
                                                                                                        OPTIONS
        NAME AND PRINCIPAL POSITION                                YEAR       SALARY          BONUS     GRANTED
---------------------------------------                            -----    ----------        -----   ----------
Larry D. Key                                                       1999     $  130,000          --       10,000
     President, Chief Executive Officer                            1998     $  130,000          --        6,000
     and Chairman                                                  1997     $  130,000          --            0

(1) In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include medical, group life insurance or other benefits which are available to all salaried employees and certain perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the Chief Executive Officer's salary and bonus shown in the table.

STOCK OPTIONS GRANTS AND YEAR END VALUES

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                            PERCENT OF
                                                          TOTAL OPTIONS
                                     NUMBER OF              GRANTED TO
                                     SECURITIES              EMPLOYEES         EXERCISE
                                     UNDERLYING              IN FISCAL         PRICE PER          EXPIRATION
          NAME                  OPTIONS GRANTED(1)             YEAR              SHARE               DATE
------------------------        -------------------       -------------        ---------          ----------
Larry D. Key............                10,000                 22.2%             $10.00           09/19/2009

(1) Options granted to Mr. Key were incentive options and were granted at an exercise price of not less than fair market value on the date of grant, as determined by the Board of Directors. The options granted to Mr. Key are fully vested and expire 10 years after the date of grant.

         Mr. Key exercised no options in 1999.

AGGREGATE/YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                       NAME                                        OPTIONS AT YEAR-END(1)       AT YEAR-END(1)
-------------------------------------------------------            ----------------------    -------------------
Larry D. Key...........................................                    16,000                     $       0


-------------

(1) There was no public trading market for the common stock as of December 31, 1999. Accordingly, these values have been calculated by determining the difference between the estimated fair market value of our common stock underlying the option as of December 31, 1999 ($10.00 per share) and the exercise price per share payable upon exercise of such options ($10.00 per share). In determining the fair market value of our common stock, the Board of Directors considered various factors, including our financial condition and business prospects, our operating results and the absence of a market for our common stock. All options granted to Mr. Key are currently exercisable.

STOCK OPTION PLANS

         1998 STOCK OPTION PLAN

         In October, 1999, our shareholders adopted the 1998 Stock Option Plan of GBC Bancorp, Inc. Under the 1998 Option Plan, our Board of Directors, or the Compensation Committee of our Board of Directors, has the flexibility to determine the type and amount of awards to be granted to eligible participants. The 1998 Option Plan is intended to secure for us and our shareholders the benefits arising from ownership of our common stock by individuals employed or retained by us or the Bank who will be responsible for our future growth. The 1998 Option Plan is designed to help attract and retain superior personnel for positions of substantial responsibility with us and the Bank, including advisory relationships where appropriate, and to provide individuals with an additional incentive to contribute to our success.

         The Board or the Compensation Committee may make the following types of grants under the 1998 Option Plan, each of which will be an "Award":

                  -        incentive stock options; and

                  -        nonqualified stock options.

         Officers, key employees, employee directors, consultants and other independent contractors or agents of us or the Bank who are responsible for or contribute to the management, growth or profitability of our business will be eligible for selection by our Board of Directors or the Compensation Committee to participate in the 1998 Option Plan, provided, however, that incentive stock options may be granted only to a person employed by us or the Bank.

         The Georgia Department of Banking and Finance has placed certain restrictions on the award of options under the 1998 Option Plan. In particular, any option granted under the 1998 Option Plan may be subject to accelerated exercise or forfeiture if the Bank's Tier 1 leverage capital falls below certain minimum regulatory requirements. Additionally, since the Georgia Department of Banking and Finance must grant prior approval to any shareholder (including the shareholder's spouse and children) before a shareholder may own more than 20% of our outstanding stock, the exercise of options may be limited by the Georgia Department of Banking and Finance. The Georgia Department of Banking and Finance may lift these restrictions in the future.

         We have authorized and reserved for issuance an aggregate of 180,000 shares of our common stock under the 1998 Option Plan. As of September 30, 2000, we have granted options to purchase 103,500 shares of our common stock. The shares of common stock issuable under the 1998 Option Plan are authorized but unissued shares. If any of the Awards granted under the 1998 Option Plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited Awards will again be available for purposes of the 1998 Option Plan. The 1998 Option Plan will continue in effect until December 14, 2008 unless sooner terminated under the general provisions of the 1998 Option Plan.

         The 1998 Option Plan is administered by the Board of Directors or upon its delegation to the Compensation Committee of the Board of Directors, by the Compensation Committee, consisting of not less than two directors who are "non-employee directors." Subject to the foregoing limitations, as applicable, the Board of Directors may from time to time remove members from the Compensation Committee, fill all vacancies on the Compensation Committee, however caused, and may select one of the members of the Compensation Committee as its chairman. The Compensation Committee may hold meetings at such times and places as they may determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the 1998 Option Plan.

COMPENSATION OF DIRECTORS

         Neither our directors nor the Bank's directors receive any fees, bonuses or payments for their service on the Board of Directors.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth the beneficial ownership of the common stock as of December 21, 2000, by each director and our Chief Executive Officer, and all of our directors and our Chief Executive Officer as a group. We know of no person that beneficially owns more than 5% of our common stock.

                                                             NUMBER OF
                                                         SHARES OF COMMON
  NAME AND ADDRESS OF BENEFICIAL OWNER                STOCK BENEFICIALLY OWNED                  PERCENTAGE
----------------------------------------              ------------------------                  ----------
Larry D. Key(2)                                                 32,510                             3.36%
3300 Jim Moore Road
Dacula, Georgia  30019

James B. Ballard(3)                                             43,406                             4.53%
2400 Bagley Road
Cumming, Georgia  30040

Jerry M. Boles(4)                                               31,700                             3.31%
4435 Pemberton Cove
Alpharetta, Georgia  30022

W. H. Britt(5)                                                  20,837                             2.18%
3260 Brisco Road
Loganville, Georgia  30052

Richard F. Combs(6)                                             28,661                             3.00%
1985 Burgandy Drive
Braselton, Georgia  30517

W. Grant Hayes(7)                                                6,000                              .63%
412 Summit Ridge Drive
Lawrenceville, Georgia  30045

Douglas A. Langley(8)                                           25,900                             2.71%
270 Constitution Boulevard
Lawrenceville, Georgia  30045

Norris J. Nash(9)                                               31,385                             3.28%
1176 Oleander Drive
Lilburn, Georgia  30247

J. Joseph Powell(10)                                            30,850                             3.23%
2335 Bagley Road
Cumming, Georgia  30041

William S. Stanton, Jr.(11)                                     45,110                             4.71%
5081 Hodgrins Place
Lilburn, Georgia  30047

All directors and officer as a group(10                        296,359                            29.35%
     persons)

-------------------

*        Represents less than one percent (1%) of the shares outstanding.

(1) On a fully-diluted basis, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information shown above is based upon information furnished by the named persons and based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days.

(2) Includes options to purchase 16,510 shares of the Company's common stock.

(3) Includes 5,000 shares owned by Mr. Ballard's son, 5,000 shares owned by a company that Mr. Ballard controls, and options to purchase 6,700 shares of the Company's common stock.

(4) Includes options to purchase 6,700 shares of the Company's common stock.

(5) Includes 500 shares owned by Mr. Britt's wife, 2,000 shares owned by Mr. Britt's family members and options to purchase 5,000 shares of the Company's common stock.

(6) Includes 1,000 shares owned by Mr. Combs' wife, and options to purchase 3,400 shares of the Company's common stock.

(7) Includes 2,500 shares owned by a company that Mr. Hayes controls, and options to purchase 1,000 shares of the Company's common stock.

(8) Includes 20,000 shares held by the Ashworth & Associates, P.C. 401(k) Profit Sharing Plan in which Mr. Langley is the Trustee, and options to purchase 2,400 shares of the Company's common stock.

(9) Includes 7,000 shares owned by Mr. Nash's family member, 2,500 shares held by a general partnership that Mr. Nash controls, and options to purchase 6,700 shares of the Company's common stock.

(10) Includes 1,950 shares owned by Mr. Powell's son, and options to purchase 3,900 shares of the Company's common stock.

(11) Includes options to purchase 5,700 shares of the Company's common stock.

                              CERTAIN TRANSACTIONS

         It is possible that the Bank will have banking and other business transactions in the ordinary course of business with our directors and officers and the Bank's directors and officers, including members of their families or corporations, partnerships or other organizations in which directors and officers have a controlling interest. If these transactions occur, they will be on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features.

         All of the relationships established with our correspondents were at arms-length. There is no affiliation between the Bank and any of its officers and directors and any of our correspondents.

         On January 1, 2000, the Bank entered into a Lease Agreement with GBC LLC to lease its banking facility. Most of the members of GBC LLC are our directors and officers. We believe the lease terms are as favorable as those that would be obtained from an unaffiliated third party.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our Articles of Incorporation authorize us to issue up to 3,000,000 shares of our common stock, par value $1.00 per share. We currently have 951,580 shares outstanding. After the offering, a minimum of 1,296,407 shares and a maximum of 1,641,235 shares will be outstanding.

         All shares of our common stock will be entitled to share equally in dividends when, as and if our Board of Directors declares dividends, and on our liquidation or dissolution, whether voluntary or involuntary, to share equally in all of our assets available for distribution to our shareholders. We do not expect that we will pay any cash dividends on our common stock in the near future. See "Dividend Policy." Each holder of our common stock will be entitled to one vote for each share owned on all matters submitted to our shareholders. Holders of our common stock will not have any preemptive right to acquire authorized but unissued capital stock. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to our common stock. All shares of our common stock issued in accordance with the terms of this offering as described in this prospectus will be fully paid and nonassessable.

SHARES HELD BY AFFILIATES

         After this offering is completed, we will have a minimum of 1,296,407 shares and a maximum of 1,641,235 shares outstanding. All of these shares will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended, except for shares our officers and directors purchase in this offering.

         Our officers and directors are affiliates under the securities laws and as a result, their shares will be subject to certain resale restrictions.

         A public market for our common stock may not exist at any time after this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in our common stock may not be able to do so except by private direct negotiations with third parties, assuming that third parties are willing to purchase our common stock.

                         ANTI-TAKEOVER PROVISIONS OF OUR
                      ARTICLES OF INCORPORATION AND BYLAWS

         Our Articles of Incorporation contain certain provisions that would impede an attempt to change or remove our management or to gain control of us in a transaction our Board of Directors does not support. In general, one purpose of these protective provisions is to assist our Board of Directors in playing a role in connection with attempts to acquire control of us, so that our Board of Directors can further and protect our interests and our shareholders' interests as appropriate under the circumstances.

         Although our management believes the protective provisions are beneficial to our shareholders, the protective provisions also may discourage takeover bids. As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at a premium over market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenses.

         The protective provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of our common stock temporarily, enabling our shareholders to sell their shares at a price higher than that which otherwise would exist. In addition, the protective provisions may decrease the market price of our common stock by making it less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of us through replacing our Board of Directors and management. Furthermore, the protective provisions may make it more difficult for our shareholders to replace our Board of Directors or management, even if a majority of our shareholders believe replacement is in our best interests. As a result, the protective provisions may tend to perpetuate the incumbent Board of Directors and management.

         Our Articles of Incorporation also contain a provision that eliminates the potential personal liability of our directors for monetary damages. In addition, our Bylaws contain certain provisions that provide indemnification for our directors. The protective provisions and the provisions relating to elimination of liability and indemnification of directors are discussed more fully below.

CHANGE IN NUMBER OF DIRECTORS

         Article 7 of our Articles of Incorporation provides that any change in the number of our directors would require the affirmative vote of two-thirds of our Board of Directors or the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock.

         Under Georgia law, the number of our directors may be increased or decreased from time to time by amendment to our Bylaws, unless our Articles of Incorporation provide otherwise or unless the number of our directors is otherwise fixed by our shareholders.

REMOVAL OF DIRECTORS

         Article 8 of our Articles of Incorporation provides that our directors may be removed during their terms with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of common stock. "Cause" for this purpose means the final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over us, or determination by at least two-thirds of our incumbent directors that the conduct of the director to be removed has been adverse to our best interests.

         Under Georgia law, any or all of the directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares represented at a meeting at which a quorum is represented and entitled to vote, unless our Articles of Incorporation provide otherwise.

LIMITATION OF LIABILITY

         Article 10 of our Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to us and to our shareholders for breach of a duty as a director. There is no elimination of liability for:

         - a breach of duty involving appropriation of our business opportunities;

         - an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

         - a transaction from which the director receives an improper material tangible personal benefit; or

         - any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

Article 10 does not eliminate or limit our right or our shareholders' right to seek injunctive or other equitable relief not involving monetary damages.

         We adopted certain provisions of the Georgia Business Corporation Code that allow Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. We included these provisions to encourage qualified individuals to serve and remain as our directors. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We also included these provisions to enhance our ability to obtain liability insurance for our directors at a reasonable cost. While we have obtained liability insurance covering actions our directors take in their capacities as directors, our Board of Directors believes that the current directors' liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. Our Board of Directors believes that our limitation of directors' liability will enable us to obtain such insurance in the future on terms more favorable than if such a provision were not included in our Articles of Incorporation.

SUPERMAJORITY VOTING ON CERTAIN TRANSACTIONS

         Under Article 12 of our Articles of Incorporation, with certain exceptions, any merger or consolidation involving us or any sale or other disposition of all or substantially all of our assets will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock. However, if two-thirds of our Board of Directors has approved the particular transaction, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of our common stock entitled to vote.

         The primary purpose of this Article is to discourage any party from attempting to acquire control of us through the acquisition of a substantial number of shares of common stock followed by a forced merger or sale of assets without negotiation with our management. Such a merger or sale might not be in our best interests or the best interest of our shareholders. This provision may also serve to reduce the risk of a potential conflict of interest between a substantial shareholder on the one hand and us and our other shareholders on the other.

         Article 12 could enable a minority of our shareholders to prevent a transaction that a majority of our shareholders favors. Also, in some circumstances, our directors could require a two-thirds vote to approve the transaction by withholding their consent to such a transaction, thereby enhancing their positions with us and Gwinnett Banking Company.

EVALUATION OF AN ACQUISITION PROPOSAL

         Article 13 of our Articles of Incorporation provides that our response to any acquisition proposal made by another party will be based on our Board's evaluation of our best interests and those of our shareholders. Article 13 charges our Board, in evaluating an acquisition proposal, to consider all relevant factors, including:

         - the expected social and economic effects of the transaction on our employees, customers and other constituents;

         - the expected social and economic effects on the communities in which we operate; and

         - the consideration being offered by the other corporation in relation to our then-current value as determined by a freely negotiated transaction and to our Board of Directors' estimate of our future value as an independent entity. The enumerated factors are not exclusive and our Board may consider other relevant factors.

         This Article has been included in our Articles of Incorporation because Gwinnett Banking Company is charged with providing support to and being involved with the communities it serves, and our Board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of the common stock. No provisions of Georgia law specifically describe the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.

         While the value of the consideration offered to shareholders is usually the main factor a corporation considers when weighing the benefits of an acquisition proposal, our Board believes it appropriate also to consider all other relevant factors. For example, this Article directs our Board to evaluate the consideration being offered in relation to our then-current value determined in a freely negotiated transaction and in relation to our Board's estimate of our future value as an independent company. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our Board believes that frequently the consideration offered in such a situation, even though it may be in excess of market value, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that reflect not only the current value, but also our future value.

         One effect of this Article may be to discourage a tender offer in advance. Often an offeror consults the board of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In our Board's opinion, this provision will strengthen its position in dealing with any potential offeror which might attempt to acquire us through a hostile tender offer. Another effect of this Article may be to dissuade shareholders who might be displeased with the Board's response to an acquisition proposal from engaging us in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the Board's response to an acquisition proposal to institute litigation against us and to allege that the Board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of the common stock.

         Article 13 would not make an acquisition proposal regarded by our Board as being in our best interests more difficult to accomplish. It would, however, permit our Board to determine that an acquisition proposal was not in our best interests on the basis of the various factors it deems relevant. In some cases, such Board opposition might have the effect of maintaining the positions of incumbent management.

AMENDMENT OF PROVISIONS

         Any amendment of Articles 7, 8, 10, 12 and 13 of our Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of our common stock, unless two-thirds of our Board of Directors approves the amendment. If two-thirds of our Board of Directors approves the amendment, the applicable provisions of Georgia law would govern, and the approval of only a majority of the outstanding shares of common stock would be required.

INDEMNIFICATION

         Our Bylaws contain certain indemnification provisions that provide that our directors, officers, employees and agents will be indemnified against expenses they actually and reasonably incur if they are successful on the merits of a claim or proceeding.

         When a case or dispute is not determined ultimately on its merits, the indemnification provisions provide that we will indemnify directors when they meet the applicable standard of conduct. A director meets the applicable standard of conduct if the director acted in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Our Board, our shareholders or our independent legal counsel determines whether the applicable standard of conduct has been met in each specific case.

         Our Bylaws also provide that the indemnification rights are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than that described in our Bylaws if we choose to do so, subject to our shareholders' approval. We may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director's liability for monetary damages.

         The indemnification provisions of our Bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not we would have had the power to indemnify against such liability.

         We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which such directors or officers may seek indemnification from us.

         We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of directors, officers and controlling persons for violations of the Securities Act of 1933 is against public policy and is therefore unenforceable. In the event that a claim for indemnification against such liabilities other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia will pass upon the validity of our common stock being offered by this prospectus.

                                     EXPERTS

         Our financial statements at and for the years ended December 31, 1998 and December 31, 1999, set forth herein have been so included in reliance on the report of Mauldin & Jenkins, LLC independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect us and our common stock, reference is made to the Registration Statement and the exhibits. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of such site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                           Page No.
                                                                                                           --------
Consolidated Balance Sheet as of September 30, 2000 (unaudited)..........................................   F-2

Consolidated Statements of Income and Comprehensive Income for the three months ended
         September 30, 2000 and 1999 and for the nine months ended September 30, 2000 and 1999
         (unaudited).....................................................................................   F-3

Consolidated Statements of Cash Flows for the nine months ended September 30, 2000 and 1999 (unaudited)..   F-4

Notes to Consolidated Financial Statements (unaudited)...................................................   F-5

Independent Auditor's Report.............................................................................   F-6

Consolidated Balance Sheets as of December 31, 1999, and December 31, 1998...............................   F-7

Consolidated Statements of Operations for the years ended December 31, 1999 and December 31, 1998........   F-8

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31,
         1999 and December 31, 1998......................................................................   F-9

Consolidated Statements of Shareholders' Equity for the years ended December 31, 1999 and
         December 31, 1998...............................................................................   F-10

Consolidated Statements of Cash Flows for the years ended December 31, 1999 and December 31, 1998........   F-11

Notes to Consolidated Financial Statements...............................................................   F-12

                              FINANCIAL STATEMENTS

                        GBC BANCORP, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000
                                   (UNAUDITED)

                      ASSETS

Cash and due from banks                                           $    338,308
Federal funds sold                                                  18,020,000
Securities available-for-sale, at fair value                         8,890,425

Loans                                                               65,951,808
Less allowance for loan losses                                         998,129
                                                                  ------------
        Loans, net                                                  64,953,679

Premises and equipment                                                 465,905
Other assets                                                         1,842,759
                                                                  ------------

        TOTAL ASSETS                                              $ 94,511,076
                                                                  ============


                  LIABILITIES AND STOCKHOLDERS' EQUITY

DEPOSITS
  Demand                                                          $ 11,539,954
  Interest-bearing demand                                            9,034,800
  Savings                                                            7,201,246
  Time                                                              57,001,659
                                                                  ------------
        TOTAL DEPOSITS                                              84,777,659
Other liabilities                                                      660,563
                                                                  ------------
        TOTAL LIABILITIES                                           85,438,222
                                                                  ------------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
  Common stock, par value $1; 3,000,000 shares authorized;
   951,580 shares issued and outstanding                               951,580
  Capital surplus                                                    8,540,327
  Accumulated deficit                                                 (262,529)
  Accumulated other comprehensive loss                                (156,524)
                                                                  ------------
        TOTAL STOCKHOLDERS' EQUITY                                   9,072,854
                                                                  ------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 94,511,076
                                                                  ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        GBC BANCORP, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
               THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 AND
                  NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                   (UNAUDITED)


                                                        THREE MONTHS ENDED               NINE MONTHS ENDED
                                                         SEPTEMBER 30,                     SEPTEMBER 30,
                                                  ---------------------------       ---------------------------
                                                     2000             1999             2000             1999
                                                  ----------      -----------       ----------      -----------
INTEREST INCOME
   Loans                                          $1,848,929      $ 1,070,573       $4,863,258      $ 2,811,722
   Taxable securities                                147,758           99,564          433,743          224,559
   Federal funds sold                                284,230           61,803          421,915          145,403
                                                  ----------      -----------       ----------      -----------
           TOTAL INTEREST INCOME                   2,280,917        1,231,940        5,718,916        3,181,684
                                                  ----------      -----------       ----------      -----------


INTEREST EXPENSE
   Deposits                                        1,106,975          405,371        2,512,669          978,801
   Federal funds purchased                                --               --            4,692               --
                                                  ----------      -----------       ----------      -----------
           TOTAL INTEREST EXPENSE                  1,106,975          405,371        2,517,361          978,801
                                                  ----------      -----------       ----------      -----------

           NET INTEREST INCOME                     1,173,942          826,569        3,201,555        2,202,883
PROVISION FOR LOAN LOSSES                            117,582           63,200          375,651          187,621
                                                  ----------      -----------       ----------      -----------
           NET INTEREST INCOME AFTER
            PROVISION FOR LOAN LOSSES              1,056,360          763,369        2,825,904        2,015,262
                                                  ----------      -----------       ----------      -----------

OTHER INCOME
   Service charges on deposit accounts                31,084           16,808           87,019           45,461
   Other income                                       20,781           19,999          125,887           90,405
                                                  ----------      -----------       ----------      -----------
                                                      51,865           36,807          212,906          135,866
                                                  ----------      -----------       ----------      -----------

OTHER EXPENSES
    Salaries and employee benefits                   443,255          323,621        1,293,761          972,189
    Equipment and occupancy expenses                 185,702          149,160          536,457          436,973
    Other operating expenses                         167,775          136,524          481,911          403,099
                                                  ----------      -----------       ----------      -----------
                                                     796,732          609,305        2,312,129        1,812,261
                                                  ----------      -----------       ----------      -----------

           NET INCOME BEFORE INCOME TAXES            311,493          190,871          726,681          338,867

INCOME TAX EXPENSE                                        --               --               --               --
                                                  ----------      -----------       ----------      -----------

            NET INCOME                               311,493          190,871          726,681          338,867
                                                  ----------      -----------       ----------      -----------

OTHER COMPREHENSIVE INCOME (LOSS):
   Unrealized gains (losses) on securities
    available-for-sale arising during period         138,205          (55,152)         102,266         (200,747)
                                                  ----------      -----------       ----------      -----------

            COMPREHENSIVE INCOME                  $  449,698      $   135,719       $  828,947      $   138,120
                                                  ==========      ===========       ==========      ===========

BASIC AND DILUTED EARNINGS PER COMMON SHARE       $     0.33      $      0.20       $     0.76      $      0.36
                                                  ==========      ===========       ==========      ===========

WEIGHTED AVERAGE SHARES OUTSTANDING
   (BASIC AND DILUTED)                               951,580          950,080          951,580          950,080
                                                  ==========      ===========       ==========      ===========

CASH DIVIDENDS PER SHARE OF COMMON STOCK          $       --      $        --       $       --      $        --
                                                  ==========      ===========       ==========      ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        GBC BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                   (UNAUDITED)


                                                                             2000               1999
                                                                        ------------       ------------
OPERATING ACTIVITIES
    Net income                                                          $    726,681       $    338,867
    Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation                                                           181,050            158,023
      Provision for loan losses                                              375,651            187,621
      Gain on sales of other real estate owned                               (12,387)                --
      Increase in interest receivable                                       (242,534)           (98,269)
      Increase in interest payable                                           296,852              9,638
      Other operating activities                                              50,318            (74,668)
                                                                        ------------       ------------

        Net cash provided by  operating activities                         1,375,631            521,212
                                                                        ------------       ------------

INVESTING ACTIVITIES
  Purchases of securities available-for-sale                              (1,951,166)        (6,598,532)
  Proceeds from maturities of securities available-for-sale                       --          3,500,000
  Net increase Federal funds sold                                        (11,370,000)        (4,470,000)
  Net increase in loans                                                  (22,839,590)       (11,934,721)
  Proceeds from sales of other real estate owned                           1,092,296                 --
  Purchase of premises and equipment                                        (155,327)           (75,302)
                                                                        ------------       ------------

     Net cash used in investing activities                               (35,223,787)       (19,578,555)
                                                                        ------------       ------------

FINANCING ACTIVITIES
  Net increase in deposits                                                30,993,817         19,649,929
                                                                        ------------       ------------

     Net cash provided by financing activities                            30,993,817         19,649,929
                                                                        ------------       ------------

Net increase (decrease) in cash and due from banks                        (2,854,339)           592,586

Cash and due from banks at beginning of period                             3,192,647          1,600,046
                                                                        ------------       ------------

Cash and due from banks at end of period                                $    338,308       $  2,192,632
                                                                        ============       ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash paid for interest                                             $  2,220,509       $    969,163

NONCASH TRANSACTIONS
      Unrealized (gains) losses on securities available-for-sale        $   (102,266)      $    200,747

      Principal balances of loans transferred to other real estate      $  1,121,909       $         --

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        GBC BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)




NOTE 1.  NATURE OF BUSINESS AND BASIS OF PRESENTATION


         The consolidated financial information for GBC Bancorp, Inc. (the "Company") included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim period.

         The results of operations for the three and nine month periods ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.


NOTE 2.  CURRENT ACCOUNTING DEVELOPMENTS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement has been deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management does not believe the adoption of SFAS No. 133 will have a material effect on the Company's earnings or financial position.

         There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Company's financial statements.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
GBC Bancorp, Inc.
Lawrenceville, Georgia


                  We have audited the accompanying consolidated balance sheets of GBC Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GBC Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                    /S/ MAULDIN & JENKINS, LLC



Atlanta, Georgia
March 2, 2000

                                GBC BANCORP, INC.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                  ASSETS                              1999             1998
                                                                   -----------      -----------

Cash and due from banks                                            $ 3,192,647      $ 1,600,046
Federal funds sold                                                   6,650,000        2,740,000
Securities available-for-sale                                        6,836,993        4,008,520

Loans                                                               44,285,792       24,439,863
Less allowance for loan losses                                         674,143          372,683
                                                                   -----------      -----------
        Loans, net                                                  43,611,649       24,067,180

Equipment                                                              491,628          612,166
Other assets                                                         1,548,909          296,928
                                                                   -----------      -----------

        Total assets                                               $62,331,826      $33,324,840
                                                                   ===========      ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Noninterest-bearing demand                                     $ 7,310,817      $ 5,311,665
    Interest-bearing demand                                          9,149,735        6,808,561
    Savings                                                          3,099,601        3,473,772
    Time, $100,000 and over                                         19,530,671        5,544,381
    Other time                                                      14,693,018        3,869,148
                                                                   -----------      -----------
        Total deposits                                              53,783,842       25,007,527
    Other liabilities                                                  304,077          263,047
                                                                   -----------      -----------
        Total liabilities                                           54,087,919       25,270,574
                                                                   -----------      -----------

Commitments and contingent liabilities

Stockholders' equity
Common stock, par value $1; 3,000,000 shares authorized;
    951,580 and 950,080 issued and outstanding, respectively           951,580          950,080
Capital surplus                                                      8,540,327        8,526,827
Accumulated deficit                                                   (989,210)      (1,434,200)
Accumulated other comprehensive income (loss)                         (258,790)          11,559
                                                                   -----------      -----------

        Total stockholders' equity                                   8,243,907        8,054,266
                                                                   -----------      -----------

        Total liabilities and stockholders' equity                 $62,331,826      $33,324,840
                                                                   ===========      ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                GBC BANCORP, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                    1999             1998
                                                                 ----------      -----------
Interest income
   Loans                                                         $4,066,177      $ 1,908,548
   Taxable securities                                               337,830          206,090
   Federal funds sold                                               210,913          369,851
                                                                 ----------      -----------
       Total interest income                                      4,614,920        2,484,489

Interest expense on deposits                                      1,504,334          636,249
                                                                 ----------      -----------

       Net interest income                                        3,110,586        1,848,240
Provision for loan losses                                           309,161          343,987
                                                                 ----------      -----------
       Net interest income after provision for
         loan losses                                              2,801,425        1,504,253
                                                                 ----------      -----------

Other income
  Service charges on deposit accounts                                66,863           25,630
  Other operating income                                            110,200           60,645
                                                                 ----------      -----------
       Total other income                                           177,063           86,275
                                                                 ----------      -----------

Other expenses
  Salaries and employee benefits                                  1,390,288        1,154,611
  Equipment and occupancy expenses                                  593,637          327,031
  Other operating expenses                                          549,573          449,770
                                                                 ----------      -----------
       Total other expenses                                       2,533,498        1,931,412
                                                                 ----------      -----------

       Income (loss) before income taxes and cumulative
         effect of a change in accounting principle                 444,990         (340,884)

Income tax expense                                                       --               --
                                                                 ----------      -----------

       Income (loss) before cumulative effect of a
         change in accounting principle                             444,990         (340,884)

Cumulative effect of a change in accounting principle                    --         (166,884)
                                                                 ----------      -----------

             Net income (loss)                                   $  444,990      $  (507,768)
                                                                 ==========      ===========

Basic and diluted earnings (losses) per common share before
  cumulative effect of a change in accounting principle          $     0.47      $     (0.36)

Cumulative effect of a change in accounting principle                  0.00            (0.17)
                                                                 ----------      -----------

Basic and diluted earnings (losses) per common share             $     0.47      $     (0.53)
                                                                 ==========      ===========

See Notes to Consolidated Financial Statements.

                                GBC BANCORP, INC.
                                 AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                            1999            1998
                                                         ---------       ---------

Net income (loss)                                        $ 444,990       $(507,768)

Other comprehensive income (loss):

    Unrealized holding gains (losses) on securities
      available-for-sale arising during period            (270,349)         11,559
                                                         ---------       ---------

Comprehensive income (loss)                              $ 174,641       $(496,209)
                                                         =========       =========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                GBC BANCORP, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                     ACCUMULATED
                                       COMMON STOCK                                     OTHER           TOTAL
                                    ------------------    CAPITAL     ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                    SHARES   PAR VALUE    SURPLUS       DEFICIT     INCOME (LOSS)       EQUITY
                                    -------  ---------   ----------   -----------   -------------   -------------

BALANCE, DECEMBER 31, 1997          950,080  $950,080    $8,526,827   $  (926,432)    $      --     $ 8,550,475
    Net loss                             --        --            --      (507,768)           --       (507,768)
    Other comprehensive income           --        --            --            --        11,559          11,559
                                    -------  --------    ----------   -----------     ---------     -----------
BALANCE, DECEMBER 31, 1998          950,080  $950,080    $8,526,827   $(1,434,200)    $  11,559     $ 8,054,266
    Net income                           --        --            --       444,990            --         444,990
    Exercise of stock options         1,500     1,500        13,500            --            --          15,000
    Other comprehensive (loss)           --        --            --            --      (270,349)       (270,349)
                                    -------  --------    ----------   -----------     ---------     -----------
BALANCE, DECEMBER 31, 1999          951,580  $951,580    $8,540,327   $  (989,210)    $(258,790)    $ 8,243,907
                                    =======  ========    ==========   ===========     =========     ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                GBC BANCORP, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                           1999                   1998
                                                                      ------------           ------------
OPERATING ACTIVITIES
  Net income (loss)                                                   $    444,990           $   (507,768)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation                                                           213,763                117,320
    Deferred income taxes                                                  (49,949)                    --
    Write-off of organization costs                                             --                166,884
    Provision for loan losses                                              309,161                343,987
    Increase in interest receivable                                       (176,295)              (240,513)
    Increase in interest payable                                             9,423                196,546
    Other operating activities                                             (61,130)                25,336
                                                                      ------------           ------------

        Net cash provided by operating activities                          689,963                101,792
                                                                      ------------           ------------

INVESTING ACTIVITIES
  Purchases of securities available-for-sale                            (6,594,906)            (4,496,563)
  Proceeds from maturities of securities available-for-sale              3,496,084                499,602
  Net (increase) decrease in Federal funds sold                         (3,910,000)             6,960,000
  Net increase in loans                                                (19,853,630)           (22,569,394)
  Purchase of equipment                                                    (93,225)              (590,393)
  Purchase of life insurance policies                                     (933,000)                    --
                                                                      ------------           ------------

        Net cash used in investing activities                          (27,888,677)           (20,196,748)
                                                                      ------------           ------------

FINANCING ACTIVITIES
  Net increase in deposits                                              28,776,315             20,735,885
  Proceeds from exercise of stock options                                   15,000                     --
                                                                      ------------           ------------

        Net cash provided by financing activities                       28,791,315             20,735,885
                                                                      ------------           ------------

Net increase in cash and due from banks                                  1,592,601                640,929

Cash and due from banks at beginning of year                             1,600,046                959,117
                                                                      ------------           ------------

Cash and due from banks at end of year                                $  3,192,647           $  1,600,046
                                                                      ============           ============

SUPPLEMENTAL DISCLOSURES
   Cash paid for:
        Interest                                                      $  1,494,911           $    439,703

        Income taxes                                                  $     80,000           $         --

NONCASH TRANSACTION
  Unrealized (gains) losses on securities available-for-sale          $    270,349           $    (11,559)


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                GBC BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        NATURE OF BUSINESS

         GBC Bancorp, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Gwinnett Banking Company (the "Bank"). The Bank is a commercial bank located in Lawrenceville, Gwinnett County, Georgia. The Bank provides a full range of banking services in its primary market area of Gwinnett County and surrounding counties.

        BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

        CASH AND DUE FROM BANKS

         Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

         The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        SECURITIES

         Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity would be classified as held-to-maturity and recorded at amortized cost. Currently, all securities are classified as available-for-sale and recorded at fair value with net unrealized gains and losses reported in other comprehensive income.

         Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

        LOANS

         Loans are reported at their outstanding principal balances less deferred fees and the allowance for loan losses. Interest income is accrued based on the principal balance outstanding.

         Nonrefundable loan fees and costs incurred for loans are deferred and recognized in income over the estimated life of the loans.

         The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries are credited to the allowance. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, will periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

         The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        LOANS (CONTINUED)

         A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

        EQUIPMENT

         Equipment is carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

        INCOME TAXES

         Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

         Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur in the near term.

         The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        EARNINGS (LOSSES) PER COMMON SHARE

         Basic earnings (losses) per common share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

        CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

         In April of 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start Up Activities". SOP 98-5 requires that costs of start-up activities and organization costs be expensed as incurred. SOP 98-5 became effective for financial statements for fiscal years beginning after December 15, 1998. However, early adoption was encouraged for fiscal years in which financial statements had not been issued. During 1998, the Company wrote off $166,884 of unamortized organization costs upon adoption of SOP 98-5. Prior to the adoption of SOP 98-5, the Company was amortizing these costs over a five year period.

        COMPREHENSIVE INCOME

         Statement of Financial Accounting Standards ("SFAS") No. 130, ("Reporting Comprehensive Income"), describes comprehensive income as the total of all components of comprehensive income, including net income. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of unrealized gains and losses on available-for-sale securities.

        RECLASSIFICATIONS

         Certain items of other expenses in the statement of operations for the year ended December 31, 1998 have been reclassified to be consistent with classifications adopted for the year ended December 31, 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The effective date of this statement has been deferred by SFAS No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management does not believe the adoption of SFAS No. 133 will have a significant effect on the Company's earnings or financial position.

         There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Company's financial statements.


NOTE 2. SECURITIES

         The amortized cost and fair value of securities are summarized as follows:

                                                                                   GROSS             GROSS
                                               AMORTIZED         UNREALIZED      UNREALIZED          FAIR
                                                 COST              GAINS           LOSSES            VALUE
                                              -----------       -----------      ----------       ----------

         SECURITIES AVAILABLE-FOR-SALE
           DECEMBER 31, 1999:
           U.S. GOVERNMENT AND
              AGENCY SECURITIES               $ 7,095,783               --       $  (258,790)     $ 6,836,993
                                              ===========        ==========      ===========      ===========

         SECURITIES AVAILABLE-FOR-SALE
           DECEMBER 31, 1998:
           U.S. GOVERNMENT AND
              AGENCY SECURITIES               $ 3,996,961        $   11,559      $        --      $ 4,008,520
                                              ===========        ==========      ===========      ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 2.  SECURITIES (CONTINUED)

         The amortized cost and fair value of securities as of December 31, 1999 by contractual maturity are shown below.

                                                    AMORTIZED        FAIR
                                                       COST          VALUE
                                                   -----------    -----------

             Due from one year to five years       $ 4,095,783    $ 3,930,526
             Due from five years to ten years        3,000,000      2,906,447
                                                   -----------   ------------
                                                   $ 7,095,783    $ 6,836,993
                                                   ===========   ============

         Securities with a carrying value of $486,565 and $500,000 at December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes.


NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

                                                                 DECEMBER 31,
                                                             1999           1998
                                                         -------------  -------------

          Commercial                                     $   8,662,176   $  7,275,141
          Commercial loans secured by real estate            8,384,203      1,606,074
          Construction loans secured by real estate         22,850,298     13,307,286
          Consumer installment and other                     4,536,847      2,361,648
                                                         -------------   ------------
                                                            44,433,524     24,550,149
          Deferred fees                                       (147,732)      (110,286)
          Allowance for loan losses                           (674,143)      (372,683)
                                                         -------------   ------------
          Loans, net                                     $  43,611,649   $ 24,067,180
                                                         =============   ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

         Changes in the allowance for loan losses are as follows:

                                                                            YEARS ENDED DECEMBER 31,
                                                                       ---------------------------------
                                                                             1999               1998
                                                                       --------------    ---------------

                   BALANCE, BEGINNING OF YEAR                          $      372,683    $        28,696
                      Provision for loan losses                               309,161            343,987
                      Loans charged off                                        (7,701)                --
                      Recoveries of loans previously charged off                   --                 --
                                                                       --------------    ---------------
                   BALANCE, END OF YEAR                                $      674,143    $       372,683
                                                                       ==============    ===============

               The total recorded investment in impaired loans was $63,097 at December 31, 1999. There were no impaired loans that had related allowances for loan losses determined in accordance with SFAS No. 114, ("Accounting by Creditors for Impairment of a Loan"), at December 31, 1999. The average recorded investment in impaired loans for 1999 was $56,631. Interest income recognized on impaired loans for cash payments received was not material for the year ended 1999. Management had identified no amounts of impaired loans in 1998.

               The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1999 are as follows:

                           BALANCE, BEGINNING OF YEAR         $      2,285,643
                              Advances                               2,330,778
                              Repayments                            (1,360,092)
                                                              ----------------
                           BALANCE, END OF YEAR               $      3,256,329
                                                              ================

NOTE 4.  EQUIPMENT

         Equipment is summarized as follows:

                                                             DECEMBER 31,
                                                  -------------------------------
                                                        1999              1998
                                                  -------------    --------------

                  Equipment                       $     827,937    $      734,712
                  Accumulated depreciation             (336,309)         (122,546)
                                                  -------------    --------------
                                                  $     491,628    $      612,166
                                                  =============    ==============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5.  DEPOSITS

         The scheduled maturities of time deposits at December 31, 1999 are as follows:

                      2000                             $     28,908,361
                      2001                                    4,443,035
                      2002                                      148,418
                      2003                                      723,875
                                                       ----------------
                                                       $     34,223,689
                                                       ================

         The Company had related party deposits of $2,549,876 and $2,134,156 at December 31, 1999 and 1998, respectively.


NOTE 6.  DEFERRED COMPENSATION PLAN

         In 1999, the Company established a deferred compensation plan providing for death and retirement benefits for its directors and executive officers. The estimated amounts to be paid under the compensation plan have been funded through the purchase of life insurance policies on the directors and executive officers. The balance of the policy cash surrender values included in other assets at December 31, 1999 is $935,494. Income recognized on the policies amounted to $2,494 for the year ended December 31, 1999. There was no deferred compensation liability or expense recognized as of and for the year ended December 31, 1999.


NOTE 7.  INCOME TAXES

         Income tax expense consists of the following:

                                                                                              YEARS ENDED DECEMBER 31,
                                                                                         -----------------------------------
                                                                                               1999                1998
                                                                                         ---------------     ---------------
                      Current                                                            $       175,471      $      (65,289)
                      Deferred                                                                   (31,629)           (107,012)
                      Change in valuation allowance                                             (143,842)            172,301
                                                                                         ---------------     ---------------
                      Income tax expense                                                 $            --      $           --
                                                                                         ===============     ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                   YEARS ENDED DECEMBER 31,
                                                ----------------------------------------------------------
                                                             1999                          1998
                                                ---------------------------     --------------------------
                                                  AMOUNT          PERCENT        AMOUNT          PERCENT
                                                ----------       ----------     ----------      ----------

         Income taxes at statutory rate         $  151,297               34%    $ (172,641)            (34)%
         Change in valuation allowance            (143,842)             (32)       172,301              34
                                                    (7,455)              (2)           340              --
                                                ----------       ----------     ----------      ----------
         Other                                  $       --               --%    $       --              --%
                                                ==========       ==========     ==========      ==========

         The components of deferred income taxes are as follows:

                                                                DECEMBER 31,
                                                        ----------------------------
                                                          1999              1998
                                                        ---------          ---------

         Deferred tax assets:
           Loan loss reserves                           $ 175,168          $  88,310
           Loan fees                                       50,229             37,497
           Preopening and organization expenses           181,382            245,344
           Net operating loss carryforward                     --            125,522
           Securities available-for-sale                   87,988                 --
           Other                                               --                102
                                                        ---------          ---------
                                                          494,767            496,775
         Valuation allowance                             (431,434)          (483,358)
                                                        ---------          ---------
                                                           63,333             13,417
                                                        ---------          ---------
         Deferred tax liabilities:
           Depreciation                                    13,384              9,487
           Loan loss reserves                                  --                 --
           Securities available-for-sale                       --              3,930
                                                        ---------          ---------
                                                           13,384             13,417
                                                        ---------          ---------

         Net deferred tax assets                        $  49,949          $      --
                                                        =========          =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8.  RELATED PARTY TRANSACTIONS AND LEASES

         The Company leases its main office banking facilities under a noncancelable operating lease agreement from GBC Properties, LLC, a partnership formed by the organizers of the Company. The lease term is for fifteen years with the monthly rental payment adjusting every fifth year for changes in the Consumer Price Index. The lease agreement also requires the Company to pay normal operating and occupancy expenses of the facilities. The total minimum rental commitment under this lease at December 31, 1999 is due as follows:


         During the next five years                                        $    1,432,980
         During the remaining term of the lease                                 2,865,960
                                                                           --------------
                                                                           $    4,298,940
                                                                           ==============

                  Total rental expense is summarized as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                        ----------------------------
                                                          1999               1998
                                                        ---------          ---------

         GBC Properties, LLC                            $ 238,830          $  59,708
         Other third parties                                   --             58,293
                                                        ---------          ---------
                                                        $ 238,830          $ 118,001
                                                        =========          =========


NOTE 9.  STOCK OPTIONS

                  The Company has reserved 180,000 shares of common stock for issuance to key employees and directors under an incentive stock option plan. The options granted are exercisable at a price of $10 and expire ten years from the grant date.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Other pertinent information related to the options is as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                           --------------------------------------------------------
                                                                      1999                        1998
                                                            -------------------------     -------------------------
                                                                            WEIGHTED-                      WEIGHTED-
                                                                             AVERAGE                       AVERAGE
                                                                            EXERCISE                       EXERCISE
                                                             NUMBER           PRICE        NUMBER           PRICE
                                                            ---------       ---------     ----------      ----------

         Under option, beginning of year                       60,000       $   10.00             --      $      --
            Granted                                            45,000           10.00         60,000          10.00
            Exercised                                          (1,500)          10.00             --             --
            Terminated                                      ---------              --             --             --
                                                                                          ----------
         Under option and exercisable, end of year            103,500           10.00         60,000          10.00
                                                            =========                     ==========
         Weighted average remaining contractual life                9                             10
                                                            =========                     ==========

         Weighted average fair value of
            options granted during the year                 $    4.86                     $     3.97
                                                            =========                     ==========

         As permitted by SFAS No. 123, ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, ("Accounting for Stock Issued to Employees"). As allowed by APB Opinion No. 25, the Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1999 and 1998. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income (loss) and earnings (losses) per share would have changed as follows:


                                                         YEAR ENDED DECEMBER 31, 1999
                                                       ---------------------------------
                                                                            BASIC AND
                                                                        DILUTED EARNINGS
                                                       NET INCOME           PER SHARE
                                                       ----------       ----------------

         As reported                                    $ 444,990          $    0.47
         Stock-based compensation,
            net of related tax effect                    (144,382)             (0.15)
                                                        ---------          ---------
         As adjusted                                    $ 300,608          $    0.32
                                                        =========          =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                               YEAR ENDED DECEMBER 31, 1998
                                                                              ------------------------------
                                                                                                 BASIC AND
                                                                                              DILUTED LOSSES
                                                                              NET LOSS           PER SHARE
                                                                             ----------       --------------
         As reported                                                         $ (507,768)           $   (0.53)
         Stock-based compensation,
            net of related tax effect                                          (157,145)               (0.16)
                                                                             ----------       --------------
         As adjusted                                                         $ (664,913)           $   (0.69)
                                                                             ==========       ==============

         The fair value of the options granted during the year was based upon the Black-Scholes method of valuing options using the following weighted-average assumptions:

                                                                                YEARS ENDED DECEMBER 31,
                                                                          -------------------------------------
                                                                               1999                1998
                                                                          ---------------    ------------------
         Risk-free interest rate                                                   6.77%                 5.12%
         Expected life of the options                                           10 years              10 years
         Expected dividends (as a percent of the fair value of the stock)             0%                    0%
         Volatility                                                                   0%                    0%


NOTE 10. EARNINGS (LOSSES) PER COMMON SHARE

         The following is a reconciliation of net income (loss) and weighted-average shares outstanding used in determining basic and diluted earnings (losses) per common share:


                                                             YEAR ENDED DECEMBER 31, 1999
                                                     -------------------------------------------
                                                        NET        WEIGHTED-AVERAGE   PER SHARE
                                                       INCOME           SHARES          AMOUNT
                                                     -----------     -----------       --------
         BASIC EARNINGS PER COMMON SHARE             $   444,990         950,298       $   0.47
                                                                                       ========
         EFFECT OF DILUTIVE SECURITIES
            Stock options                                     --              --
                                                     -----------     -----------
         DILUTED EARNINGS PER COMMON SHARE           $   444,990         950,298       $   0.47
                                                     ===========     ===========       ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                 YEAR ENDED DECEMBER 31, 1998
                                                                   -----------------------------------------------------
                                                                      NET             WEIGHTED-AVERAGE         PER SHARE
                                                                      LOSS                 SHARES               AMOUNT
                                                                   ---------          ----------------        ----------
          BASIC LOSSES PER COMMON SHARE                            $(507,768)              950,080             $   (0.53)
                                                                                                               =========
          EFFECT OF DILUTIVE SECURITIES
             Stock options                                                --                    --
                                                                   ---------             ---------
          DILUTED LOSSES PER COMMON SHARE                          $(507,768)              950,080             $   (0.53)
                                                                   =========             =========             =========

         Because the exercise price of the stock options approximate the fair value of the Company's common stock, the stock options have no dilutive effect.


NOTE 11. COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                                                DECEMBER 31,
                                                                         ----------------------------
                                                                             1999            1998
                                                                         -------------  -------------

         Letters of credit                                               $    704,246   $      26,605
         Commitments to extend credit                                      21,739,731      16,080,774
                                                                         ------------   -------------
                                                                         $ 22,443,977   $  16,107,379
                                                                         ============   =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

         In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.


NOTE 12. CONCENTRATIONS OF CREDIT

         The Company originates primarily commercial, residential, and consumer loans to customers in Gwinnett County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

         Seventy percent the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in
         Note 3.

         The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the lesser of statutory capital or net assets as defined, or approximately $2,025,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13. REGULATORY MATTERS

         The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1999, no dividends could be declared without regulatory approval.

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, the Company and the Bank met all capital adequacy requirements to which they are subject.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                         TO BE WELL
                                                                                     FOR CAPITAL      CAPITALIZED UNDER
                                                                                      ADEQUACY        PROMPT CORRECTIVE
                                                                  ACTUAL              PURPOSES        ACTION PROVISIONS
                                                           --------------------   ----------------   -------------------
                                                            AMOUNT      RATIO     AMOUNT     RATIO    AMOUNT     RATIO
                                                           --------    --------   -------   -------  --------   -------
                                                                                (DOLLARS IN THOUSANDS)
                                                           -------------------------------------------------------------
          DECEMBER 31, 1999:
          TOTAL CAPITAL TO RISK WEIGHTED ASSETS:
             CONSOLIDATED                                  $9,094       19.28%     $3,773      8%      $  N/A     N/A
             BANK                                          $8,785       18.63%     $3,773      8%      $4,716      10%
          TIER I CAPITAL TO RISK WEIGHTED ASSETS:
             CONSOLIDATED                                  $8,503       18.03%     $1,887      4%      $  N/A     N/A
             BANK                                          $8,194       17.37%     $1,887      4%      $2,830       6%
          TIER I CAPITAL TO AVERAGE ASSETS:
             CONSOLIDATED                                  $8,503       14.98%     $2,271      4%      $  N/A     N/A
             BANK                                          $8,194       14.43%     $2,271      4%      $2,839       5%

          December 31, 1998:
          Total Capital to Risk Weighted Assets:
             Consolidated                                  $8,365       32.50%     $2,060      8%      $  N/A     N/A
             Bank                                          $8,040       31.24%     $2,060      8%      $2,574      10%
          Tier I Capital to Risk Weighted Assets:
             Consolidated                                  $8,043       31.25%     $1,030      4%      $  N/A     N/A
             Bank                                          $7,718       29.99%     $1,030      4%      $1,545       6%
          Tier I Capital to Average Assets:
             Consolidated                                  $8,043       25.77%     $1,249      4%      $  N/A     N/A
             Bank                                          $7,718       24.73%     $1,249      4%      $1,561       5%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

         CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD:

         The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

         SECURITIES AVAILABLE-FOR-SALE:

         Fair values for securities are based on available quoted market prices.

         LOANS:

         For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

         DEPOSITS:

         The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         ACCRUED INTEREST:

         The carrying amounts of accrued interest approximate their fair values.

         OFF-BALANCE SHEET INSTRUMENTS:

         The fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

         The carrying amounts and estimated fair values of the Company's financial instruments were as follows:

                                                                DECEMBER 31, 1999              December 31, 1998
                                                            --------------------------     -------------------------
                                                             CARRYING         FAIR          Carrying        Fair
                                                              AMOUNT          VALUE          Amount         Value
                                                            ----------      ----------     ----------     ----------
         FINANCIAL ASSETS:
            Cash, due from banks,
               and Federal funds sold                      $ 9,842,647     $ 9,842,647    $ 4,340,046    $ 4,340,046
            Securities available-for-sale                    6,836,993       6,836,993      4,008,520      4,008,520
            Loans                                           43,611,649      44,248,307     24,067,180     24,540,036
            Accrued interest receivable                        434,485         434,485        258,190        258,190

         FINANCIAL LIABILITIES:
            Deposits                                        53,783,842      54,104,299     25,007,527     25,084,466
            Accrued interest payable                           210,922         210,922        201,499        201,499

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15. SUPPLEMENTAL FINANCIAL DATA

         Components of other operating income and expenses in excess of 1% of total revenue are as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                        ----------------------------
                                                          1999               1998
                                                        ---------          ---------
         Other operating income:
            Mortgage origination fees                   $  62,790          $  39,793
         Other operating expenses:
            Telephone                                      46,547             31,202
            Office supplies                                37,556             49,385
            Professional and consulting                   116,048            107,274
            Data processing                                79,485             67,152


NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheets, statements of operations and cash flows of GBC Bancorp, Inc., as of and for the years ended December 31, 1999 and 1998

                            CONDENSED BALANCE SHEETS


                                                                                       1999               1998
                                                                                    ----------         ----------

          ASSETS
             Cash                                                                   $  308,287         $  329,372
             Investment in subsidiary                                                7,935,620          7,729,894
                                                                                    ----------         ----------

                Total assets                                                        $8,243,907         $8,059,266
                                                                                    ==========         ==========

          LIABILITIES                                                               $       --         $    5,000
          STOCKHOLDERS' EQUITY                                                       8,243,907          8,054,266
                                                                                    ----------         ----------

                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $8,243,907         $8,059,266
                                                                                    ==========         ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                      1999               1998
                                                                                    ----------         ----------
          EXPENSES
             Write-off of organization costs                                        $       --         $   72,514
             Other expenses                                                             31,085             36,749
                                                                                    ----------         ----------
                 TOTAL EXPENSES                                                         31,085            109,263
                                                                                    ----------         ----------

                 LOSS BEFORE EQUITY IN UNDISTRIBUTED
                     EARNINGS (LOSS) OF SUBSIDIARY                                     (31,085)          (109,263)

          EQUITY IN UNDISTRIBUTED EARNINGS (LOSS)
             OF SUBSIDIARY                                                             476,075           (398,505)
                                                                                    ----------         ----------

                  NET INCOME (LOSS)                                                 $  444,990         $ (507,768)
                                                                                    ==========         ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                       1999              1998
                                                                                    ----------         ----------

          OPERATING ACTIVITIES
             Net income (loss)                                                      $  444,990         $ (507,768)
             Adjustments to reconcile net income (loss) to net
                cash used in operating activities:
                Write-off of organization costs                                             --             72,514
                Equity in undistributed (earnings) loss of subsidiary                 (476,075)           398,505
                Other operating activities                                              (5,000)             5,000
                                                                                    ----------         ----------

                    Net cash used in operating activities                              (36,085)           (31,749)
                                                                                    ----------         ----------

          FINANCING ACTIVITIES
             Proceeds from exercise of stock options                                    15,000                 --
                                                                                    ----------         ----------

                    Net cash provided by financing activities                           15,000                 --
                                                                                    ----------         ----------

          Net decrease in cash                                                         (21,085)           (31,749)

          Cash at beginning of year                                                    329,372            361,121
                                                                                    ----------         ----------

          Cash at end of year                                                       $  308,287         $  329,372
                                                                                    ==========         ==========

                                  [BACK COVER]

         We reserve the right, in our sole discretion, to reject any and all subscriptions, and no subscription will be effective until accepted by us.

         No person has been authorized by us to give any information or to make any representations not contained in this prospectus, and any information or statement not contained herein must not be relied upon as having been authorized by us. The delivery of this prospectus does not imply that the information contained herein is correct as of any time subsequent to its date.

         We have undertaken to update this prospectus to reflect any facts or events arising after the date hereof, which individually or in the aggregate represent a fundamental change in the information set forth herein and to include any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material changes to such information.

         Each subscriber should consult his or her own counsel, accountants and other professional advisors as to all matters concerning his or her investment in shares of the common stock.

         The shares of our common stock offered hereby are not deposits insured by the Federal Deposit Insurance Corporation.

         This prospectus does not constitute an offer to sell in any jurisdiction or a solicitation of an offer to buy any of the shares of the common stock to any person in any jurisdiction in which such offer or solicitation is unlawful.

                                    EXHIBIT A
                             SUBSCRIPTION AGREEMENT

GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia  30246

Gentlemen:

         The undersigned hereby subscribes for and agrees to purchase the number of shares of common stock, par value $1.00 per share (the "Common Stock"), of GBC Bancorp, Inc., a Georgia corporation (the "Company"), indicated below. The undersigned has executed and delivered this Subscription Agreement in connection with the Company's offering of common stock described in its prospectus dated _____________, 2001. (The prospectus, including any amendments and supplements thereto, is herein called the "prospectus").

         The undersigned agrees to purchase the shares of common stock subscribed for herein for the purchase price of $14.50 per share. All checks should be made payable to "Gwinnett Banking Company - Escrow Account for GBC Bancorp, Inc." A check in an amount equal to the full subscription price is enclosed with this Subscription Agreement.

         The undersigned acknowledges receipt of a copy of the prospectus. The undersigned further acknowledges that an investment in the common stock involves significant risks, as set forth under "Risk Factors" in the prospectus. The undersigned understands that no federal or state agency has made any findings or determination regarding the fairness of the offering of the Common Stock, the accuracy or adequacy of the Prospectus, or any recommendation or endorsement concerning an investment in the common stock.

         The undersigned agrees that this Subscription Agreement is binding on the undersigned and is irrevocable by the undersigned until the expiration date as defined in the prospectus. The undersigned acknowledges that this Subscription Agreement shall not constitute a valid and binding obligation of the Company until accepted by the Company in writing, and that the Company has the right to reject this Subscription Agreement either in whole or in part, in its sole discretion.

Number of Shares
(minimum 500 shares):
                       ----------------------

                                                      -------------------------------------------
                                                      Please PRINT or TYPE exact names in which
                                                      undersigned desires shares to be registered

Total Subscription Price
(at $14.50 per share):     $
                            -------------------------

                                 SUBSTITUTE W-9

Under the penalties of perjury, I certify that: (1) the Social Security Number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


---------------------------------     -----------------------------------------
Date                                  Signature(s)*


---------------------------------     -----------------------------------------
Area Code and Telephone No.           Print Name

                                      Please indicate form of ownership the
                                      undersigned desires for the shares
                                      (individual, joint tenants with right of survivorship, tenants in common, trust, corporation, partnership, custodian, etc.)


---------------------------------
Social Security or Federal
Taxpayer Identification No.


---------------------------------
Street Address


---------------------------------
City/State/Zip Code

TO BE COMPLETED BY THE COMPANY

Accepted as of __________________, 2001, as to ___________ shares.

GBC BANCORP, INC.

By:
     ---------------------------------------
     Signature

     ---------------------------------------
     Print Name

When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Consistent with the pertinent provisions of the laws of Georgia, the Registrant's Articles of Incorporation provide that the Registrant shall have the power to indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (a) by the Board of Directors of the Registrant, (b) in certain circumstances, by independent legal counsel in a written opinion, or (c) by the affirmative vote of a majority of the shares entitled to vote.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses of the sale of the Registrant's Common Stock, $1.00 par value, are as follows:

         Registration Fee................................................................... $     *
                                                                                             -------------
         Legal Fees and Expenses (Estimate).................................................       *
                                                                                             -------------
         Accounting Fees and Expenses (Estimate)............................................       *
                                                                                             -------------
         Printing and Engraving Expenses (Estimate).........................................       *
                                                                                             -------------
         Miscellaneous (Estimate)........................................................... $     *
                                                                                             -------------

                  TOTAL..................................................................... $     *

                                                                                             =============

* To be provided by amendment

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES.

         None.

ITEM 27.          EXHIBITS.

         Exhibit
          Number     Description
         -------     -----------

           3.1 Articles of Incorporation, as amended (Incorporated by reference from Exhibit 3.1 to the Registration Statement on Form SB-2, as amended, Registration No. 333-19081).

           3.2       Amended and Restated Bylaws (Incorporated by reference from
                     Exhibit 3.2 to the Registration Statement on Form SB-2, as amended, Registration No. 333-19081).

           4.1       Instruments Defining Rights of Security Holders (See
                     Articles of Incorporation at Exhibit 3.1 hereto and Bylaws at Exhibit 3.2 hereto).

           Exhibit
           Number    Description
           -------   -----------
           4.2       Specimen Common Stock Certificate (Incorporated by
                     reference from Exhibit 4.2 to the Registration Statement on
                     Form SB-2, as amended, Registration No. 333-19081).

           5.1       Legal Opinion of Womble Carlyle Sandridge & Rice, PLLC.

           10.1      Escrow Agreement between the Registrant and Gwinnett Banking
                     Company. *

           10.2      Real Estate Commercial Lease Contract dated as of January 1,
                     2000, by and between GBC Properties, LLC and Gwinnett Banking
                     Company (Incorporated by reference from Exhibit 10.4 of the Registrant's Form 10-KSB filed on March 30, 2000).

           21.1 Subsidiaries of the Registrant (Incorporated by reference from Exhibit 21.1 to the Registration Statement on Form
                     SB-2, as amended, Registration No. 333-19081).

           23.1      Consent of Mauldin & Jenkins, LLC.

           23.2      Consent of Womble Carlyle Sandridge & Rice, PLLC (appears in
                     Legal Opinion at Exhibit 5.1 hereto).

           24.1 Power of Attorney (appeared on the signature page to the Registration Statement on Form SB-2, as amended,
                     Registration No. 333-19081).

           * To be filed by amendment.

----------------------------
ITEM 28.          UNDERTAKINGS.

         The undersigned Registrant hereby undertakes as follows:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Lawrenceville, State of Georgia on December 18, 2000.

                                       GBC Bancorp, Inc.



                                       By: /s/ Larry D.  Key
                                           -------------------------------------
                                           Larry D. Key, President and Principal
                                           Executive Officer

                                Power of Attorney

         Know all men by these presents that each person whose signature appears below constitutes and appoints each of Larry D. Key and John T. Hopkins III his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such persons and in such persons' name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all interests and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue of the powers herein granted.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   NAME                                            POSITION                            DATE
------------------------------------------     ----------------------------------------------  -----------------

/s/ Larry D. Key                               President and Chairman (Principal               December 18, 2000
------------------------------------------     Executive Officer)
Larry D. Key

/s/ John T. Hopkins III                        Executive Vice President, Secretary and         December 18, 2000
------------------------------------------     Treasurer, (Principal Financial and
John T. Hopkins III                            Accounting Officer)


/s/ James B. Ballard                           Director                                        December 18, 2000
------------------------------------------
James B. Ballard

/s/ Jerry M. Boles                             Director                                        December 18, 2000
------------------------------------------
Jerry M. Boles

/s/ W. H. Britt                                Director                                        December 18, 2000
------------------------------------------
W. H. Britt

/s/ Norris J. Nash                             Director                                        December 18, 2000
------------------------------------------
Norris J. Nash

/s/ Richard F. Combs                           Director                                        December 18, 2000
------------------------------------------
Richard F. Combs

/s/ W. Grant Hayes                             Director                                        December 18, 2000
------------------------------------------
W. Grant Hayes

/s/ Douglas A. Langley                         Director                                        December 18, 2000
------------------------------------------
Douglas A. Langley

/s/ J. Joseph Powell                           Director                                        December 18, 2000
------------------------------------------
J. Joseph Powell

                NAME                                            POSITION                             DATE
------------------------------------------     ------------------------------------------      -----------------
/s/ William S. Stanton                         Director                                        December 18, 2000
------------------------------------------
William S. Stanton